Exhibit 10.39

AMENDED AND RESTATED CREDIT
AGREEMENT

DATED AS OF DECEMBER 31, 2007

KMG CHEMICALS, INC.,

KMG-BERNUTH, INC., and

KMG ELECTRONIC CHEMICALS, INC.,

AS BORROWERS,

WACHOVIA BANK, NATIONAL ASSOCIATION,

AS AGENT AND COLLATERAL AGENT,

and

THE LENDERS IDENTIFIED HEREIN

i

5.	THE TERM LOAN		47
	5.1	General Terms	47
	5.2	The Term Notes	47
	5.3	Interest Rate	48
	5.4	Payments of Principal and Interest	48
	5.5	Use of Proceeds of Term Loan	49
Article VI			49
6.	PAYMENTS, ADDITIONAL COSTS, ETC.		49
	6.1	Payment to Agent	49
	6.2	Late Payments	49
	6.3	Prepayment	49
	6.4	Default Rate	50
	6.5	No Setoff or Deduction	50
	6.6	Payment on Non-Business Day; Payment Computations	50
	6.7	Indemnification	50
	6.8	360-Day Year	51
	6.9	No Requirement to Actually Obtain Funds	51
	6.10	Usury Limitation	51
	6.11	Ratable Sharing	51
Article VII			52
7.	CONDITIONS PRECEDENT		52
	7.1	Documents Required for the Closing	52
	7.2	Certain Events Required for Closing and for all Advances	54
	7.3	Legal Matters	55
	7.4	Election to Make Advances Prior to Satisfaction of Conditions Precedent	55
Article VIII			56
8.	COLLATERAL SECURITY		56
	8.1	Grant of Lien	56
	8.2	Maintenance of Lien	56
Article IX			56
9.	REPRESENTATIONS AND WARRANTIES.		56
	9.1	Existence	57
	9.2	Authority	57
	9.3	Equity Owners and Equity Agreements	57
	9.4	Name	57
	9.5	Material Contracts	57
	9.6	Consents or Approvals	57
	9.7	Violations or Actions Pending	58
	9.8	Affiliates	58
	9.9	Existing Indebtedness	58
	9.10	Defaults Under Material Contracts	58
	9.11	Tax Returns	58
	9.12	Financial Statements	59
	9.13	Good and Marketable Title	59
	9.14	Real Property Locations	59
	9.15	Solvency	59

	9.16	ERISA	59
	9.17	Priority of Liens	59
	9.18	Patents, Copyrights, Etc.	59
	9.19	Accuracy of Documents	60
	9.20	Environmental Matters	60
	9.21	Condemnation	60
	9.22	Assigned Agreements	60
	9.23	Full Disclosure	60
	9.24	Regulated Industries	61
	9.25	Insurance	61
	9.26	Anti-Terrorism Laws	61
	9.27	Securities Laws	62
	9.28	Continuing Effectiveness	62
Article X			62
10.	BORROWER’S COVENANTS		62
	10.1	Affirmative Covenants	62
	10.2	Negative Covenants	66
	10.3	Financial Covenants	68
	10.4	Insurance and Insurance Proceeds	69
	10.5	Borrower’s General Covenants and Agreements Pertaining to the Collateral	70
	10.6	Collection of Accounts; Segregation of Proceeds, Etc.	71
	10.7	Collection Methods	72
	10.8	Verification of Accounts	72
	10.9	Notice Regarding Disputed Accounts	72
	10.10	Records, Schedules and Assignments	72
	10.11	Visitation	72
	10.12	Use of Tangible Property	73
	10.13	Collateral Evidenced by Instruments or Documents	73
	10.14	Maintaining Bank Accounts	73
	10.15	Filing Fees and Taxes	74
	10.16	Assigned Agreements	74
	10.17	Air Products APA Documents	74
	10.18	Underlying Documentation	74
	10.19	Further Assurances	74
	10.20	Post-Closing Matters	75
Article XI			75
11.	DEFAULT		75
	11.1	Events of Default	75
	11.2	No Advances After Default	77
	11.3	Acceleration	78
	11.4	General Remedies	78
	11.5	Agent’s Additional Rights and Remedies	78
	11.6	Right of Set-Off	81
	11.7	No Limitation on Rights and Remedies	81
	11.8	Repossession of the Collateral; Care and Custody of the Collateral, Etc.	82

	11.9	Application of Proceeds	82
	11.10	Attorney-in-Fact	83
	11.11	Default Costs	84
Article XII			84
12.	THE AGENT		84
	12.1	Authorization and Action	84
	12.2	Agent’s Notices, Etc.	86
	12.3	Agent’s Reliance, Etc.	86
	12.4	No Reliance on Agent’s Customer Identification Program	87
	12.5	Wachovia and Affiliates	87
	12.6	Lender Credit Decision	87
	12.7	Indemnification	87
	12.8	Successor Agent	88
	12.9	No Third Party Beneficiary	88
Article XIII			89
13.	MISCELLANEOUS		89
	13.1	Termination of Collateral Agent’s Lien	89
	13.2	Construction	89
	13.3	Indemnity	90
	13.4	Lender Party’s Consent	90
	13.5	Enforcement and Waiver by Lender Party	90
	13.6	No Representation, Assumption, or Duty	90
	13.7	Expenses of Lender Parties	90
	13.8	Attorneys’ Fees	90
	13.9	Exclusiveness	91
	13.10	WAIVER OF PUNITIVE DAMAGES	91
	13.11	Waiver and Release by Borrower	91
	13.12	Limitation on Waiver of Notice, Etc.	91
	13.13	Additional Costs	92
	13.14	Illegality and Impossibility	92
	13.15	Assignments and Participations	92
	13.16	Binding Effect, Assignment	94
	13.17	Entire Agreement, Amendments	95
	13.18	Severability	95
	13.19	Headings	95
	13.20	Counterparts	95
	13.21	Seal	95
Article XIV			95
14.	SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES		95
	14.1	Notices	95
	14.2	Governing Law	97
	14.3	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.	97
EXHIBIT A FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT B FORM OF COLLATERAL REPORT
EXHIBIT C FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D LENDERS' CREDIT PERCENTAGES

EXHIBIT E FORM OF NOTICE OF BORROWING
EXHIBIT F FORM OF NOTICE OF CONVERSION/CONTINUATION
EXHIBIT G FORM OF NOTICE OF FUNDING
EXHIBIT H PERMITTED LIENS
SCHEDULE 7.2(F) LITIGATION
SCHEDULE 9.3 LIST OF EQUITY OWNERS
SCHEDULE 9.4 LIST OF NAMES USED BY BORROWERS AND PERSONS ACQUIRED IN LAST SIX YEARS
SCHEDULE 9.5 MATERIAL CONTRACTS
SCHEDULE 9.8 AFFILIATES
SCHEDULE 9.14 LISTING OF REAL PROPERTY
SCHEDULE 9.18 INTELLECTUAL PROPERTY
SCHEDULE 9.20 ENVIRONMENTAL MATTERS
SCHEDULE 10.3(E) LISTING OF AGREEMENTS CURRENTLY IN EFFECT WITH AFFILIATES AND PERMITTED POST-CLOSING
SCHEDULE 10.20 POST-CLOSING MATTERS

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of December 31, 2007, is made by and among KMG CHEMICALS, INC., a Texas corporation (“KMG Chemicals”), KMG-BERNUTH, INC., a Delaware corporation (“KMG-Bernuth”), KMG ELECTRONIC CHEMICALS, INC., a Texas corporation (“KMG ECI”) (KMG Chemicals, KMG-Bernuth and KMG ECI hereinafter referred to as the “Borrowers”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Agent (the “Agent”) and as Collateral Agent (the “Collateral Agent”), those lenders executing this Agreement as Lenders, and such other lenders as may become a party hereto (collectively, the “Lenders”).  As used herein, capitalized words and phrases shall have the meanings ascribed thereto in Section 1.2 of this Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Existing Credit Agreement, Wachovia has previously extended certain credit to KMG Chemicals and KMG-Bernuth; and

WHEREAS, Borrowers have requested that Lenders extend and continue to extend certain credit to Borrowers, and Lenders are willing to do so on the condition that, among other things, Borrowers amend and restate the terms of the Existing Credit Agreement pursuant to this Agreement; and

WHEREAS, subject to the terms and conditions of this Agreement, Lenders have agreed to extend to Borrowers (i) a revolving loan of up to $35,000,000.00 (with a sub-limit for standby/trade letters of credit in the amount of $10,000,000.00 and a sub-limit for a swing line loan of up to $5,000,000.00); and (ii) a term loan of up to $35,000,000.00.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree that the Existing Credit Agreement is hereby amended in its entirety as follows:

ARTICLE I

1.             DEFINITIONS AND GENERAL PROVISIONS.

1.1           Intercreditor Agreement.  Lender Parties acknowledge that concurrently with the execution of this Agreement, Agent is entering into the Intercreditor Agreement which provides for, among other things, the Agent acting as Collateral Agent under the Intercreditor Agreement, and agree that by virtue of their execution of this Agreement, Lender Parties authorize Agent to enter into the Intercreditor Agreement.  Lender Parties agree that so long as the Intercreditor Agreement remains in effect, any reference herein or in any other Loan Document to the Collateral Agent shall mean Agent acting in its capacity as Collateral Agent, and upon termination of the Intercreditor Agreement, any reference herein or in any other Loan Document to Collateral Agent shall mean Agent hereunder.

1.2           Defined Terms.  As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“ABR Rate Borrowing” means a borrowing bearing interest based at a rate determined by reference to the ABR Rate.

“ABR Rate” means the higher of (i) the rate of interest publicly announced by Wachovia as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the first day of the month after any such change occurs, or (ii) the federal funds effective rate from time to time plus one-half of one percent (0.50%).

“ABR Margin” means (i) until the delivery of the first Compliance Certificate required hereunder and the adjustment of the ABR Margin as provided herein, zero percent (0.00%), and (ii) thereafter, a percentage based upon the ratio of Funded Debt to EBITDA of the Borrower Consolidated Group, as follows:

Ratio of Funded Debt to EBITDA	ABR Margin

Equal to or greater than 3.0 to 1.0	0.75%
Equal to or greater than 2.5 to 1.0, but less than 3.0 to 1.0	0.50%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	0.25%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	0.00%
Less than 1.5 to 1.0	-0.25%

“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (i) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of five percent (5%) or more of the Equity Interests or Voting Power of such Person.

“Adjusted ABR Rate” means an interest rate equal to the sum of (i) the ABR Rate, plus (ii) the ABR Margin.

“Adjusted LIBOR Market Index Rate” means an interest rate equal to the sum of (i) the LIBOR Market Index Rate, plus (ii) the LIBOR Margin.

“Adjusted LIBOR Rate” means, for each respective LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable LIBOR Rate, plus (ii) the LIBOR Margin.

“Advance” means each loan of money or credit made or extended to or for the benefit of Borrower by any Lender Party pursuant to this Agreement.

“Affiliate” means, with respect to any applicable Person, (a) any officers or directors of such Person, (b) any Subsidiary of such Person, or (c) any other Person that has a relationship with the applicable Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons.  The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means Wachovia, in its capacity as Agent hereunder, its successors and assigns, and unless the context may clearly require to the contrary, any reference to “Agent” in any Loan Document shall mean the Agent in its capacity as the Agent for the Lenders.

“Agent’s Account” means the account of Agent as established pursuant to the terms of this Agreement.

“Agreement” means this Amended and Restated Credit Agreement, as amended or supplemented from time to time.

“Air Products APA” means that certain Asset Purchase Agreement dated as of October 19, 2007 by and between Air Products and Chemicals, Inc. and KMG Chemicals.

“Air Products APA Documents” means the Air Products APA and the other documents and instruments executed by or in favor of any Member of the Borrower Consolidated Group in connection therewith.

“ALTA” means the American Land Title Association.

“Amortization Expense” means the amortization expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

“Annualized Rolling Period” means the period from the date one year prior to the applicable date through the applicable date.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Asset Disposition” means any sale, assignment, transfer or other disposition of any assets, business units or other properties (including any interests in property or securities), excluding (i) sales of Inventory in the Ordinary Course of Business, and (ii) the sale or exchange of used or obsolete Equipment to the extent (x) the proceeds of such sale are applied towards, or such Equipment is exchanged for, similar replacement Equipment, or (y) such Equipment is no longer useful for the operations in the Ordinary Course of Business.

“Assigned Agreements” means all leases, contracts, agreements, Documents, Instruments and Chattel Paper included in the Collateral.

“Assigned Leases” means all leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof, including the Rents.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Agent, in accordance with Section 13.15 and in substantially the form of Exhibit “A” hereto.

“Assignment of Claims Act” means the Assignment of Claims Act, as amended (31 U.S.C. Sections 3727 et. seq. and 41 U.S.C. Sections 15 et. seq.).

“Attorneys’ Fees” means attorneys’ fees actually incurred at ordinary and customary rates.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and “Bankruptcy” means the commencement of any case or other action for relief under Bankruptcy Law.

“Borrower Consolidated Group” means Borrowers, KMEX, KMG Italia, and any other Person who becomes a Borrower hereunder (each referred to singularly as a “Member of the Borrower Consolidated Group”).

“Borrower Parties” means Borrowers and any other Person that hereafter becomes a party to this Agreement, any other Loan Document or any Lender Party Swap Document, and which Person is responsible in whole or in part for any of the Credit Agreement Obligations.

“Borrowers” means KMG Chemicals, KMG-Bernuth and KMG ECI.

“Borrower’s Interest” means all right, title and interest of Borrower of whatever kind, nature or description.

“Borrower’s Representatives” means the president, chief executive officer, chief financial officer, and controller of Borrower, and any other Person designated by Borrower as Borrower’s Representatives under this Agreement.

“Borrowing” means any ABR Rate Borrowing, LIBOR Market Index Rate Borrowing, or LIBOR Rate Borrowing.

“Borrowing Base” means, at any time, the amount computed on the Collateral Report most recently delivered to, and accepted by, Bank in accordance with this Agreement and equal to the aggregate of:

(A)          eighty percent (80%) of Eligible Accounts, plus

(B)           fifty percent (50%) of Eligible Inventory (but not more than $18,000,000.00).

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of LIBOR Rate Borrowings such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” means the sum of (i) all expenditures made by a Person, directly or indirectly for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that should be, in accordance with Generally

Accepted Accounting Principles, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (ii) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means the special cash collateral account established pursuant to Section 4.3 of this Agreement.

“Cash Management Agreement” means any and all cash management or similar agreements entered into or in effect between Borrower and an applicable Lender (and approved by Agent) during the term of this Agreement.

“Casualty or Condemnation Event” means, with respect to any property of any Member of the Borrower Consolidated Group, any loss of, damage to or condemnation or other taking of, such property for which any Member of the Borrower Consolidated Group is entitled to receive, or receives, insurance proceeds, condemnation proceeds or other similar proceeds or awards.

“Change in Control” means an event or series of events by which (A) (i) any Person or group of Persons acting in concert or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of Borrower representing Voting Power having the right to elect at least 50% of the members of the Governing Body of Borrower; or (ii) the Governing Body of KMG Chemicals shall cease to consist of a majority of the individuals who constituted the Governing Body of KMG Chemicals as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constitute the Governing Body of KMG Chemicals as of the date hereof; or (B) Borrower shall cease to own at least 99% of the Equity Interests and Voting Power of KMEX and KMG Italia.

“Closing” means the time and place of actual execution and delivery of this Agreement, the Notes, and except as waived by Agent, the other documents, instruments, and things required by Section 7.1 hereof.

“Closing Balance Sheet” means an unaudited balance sheet of the Borrower Consolidated Group dated as of the time immediately following the Closing, such balance sheet to be calculated based upon the most recent financial statements available to the Borrower, but on a pro-forma basis after taking into account the transactions that are to occur on the date of Closing.

“Closing Certificates” means certificates of even date herewith, signed by a duly authorized representative of each Borrower.

“Collateral” means all of the assets of Borrowers of every kind, nature and description, wherever located, whether now owned or hereafter acquired (other than the Excluded Collateral and interests in any Lender Party Swap Documents), and including the following:

(A)          All amounts that may be owing from time to time by any Lender Party to Borrower in any capacity, including, without limitation, any balance or share belonging to Borrower, of any Deposit Accounts or other account with any Lender Party;

(B)           The Pledged Collateral;

(C)           The Mortgaged Property and the Mortgaged Property Documents;

(D)          All of Borrowers’ assets which are or may be subject to Article 9 of the Uniform Commercial Code, together with all replacements therefore, additions and accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:

(1)           Accounts;

(2)           Chattel Paper;

(3)           Commercial Tort Claims;

(4)           Deposit Accounts;

(5)           Documents;

(6)           Equipment;

(7)           General Intangibles;

(8)           Goods;

(9)           Instruments;

(10)         Intellectual Property Rights;

(11)         Inventory;

(12)         Investment Property;

(13)         Letter-of-Credit Rights;

(14)         Payment Intangibles;

(15)         Software;

(16)         Supporting Obligations;

(17)         Rights as seller of Goods and rights to returned or repossessed Goods;

(18)         All existing and future leases and use agreements of personal property entered into by Borrower as lessor with other Persons as lessees, including without limitation the right to receive and collect all rentals and other monies, including security deposits, at any time payable under such leases and agreements;

(19)         Any existing and future leases and use agreements of personal property entered into by Borrower as lessee with other Persons as lessors, including without limitation the leasehold interest of Borrower in such property, and all options to purchase such property or to extend any such lease or agreement;

(20)         Fixtures;

(21)         All moneys of Borrower and all bank accounts, deposit accounts, lock boxes and other accounts in which such moneys may at any time be on deposit or held and all investments or securities in which such moneys may at any time be invested and all certificates, instruments and documents from time to time representing or evidencing any of the same;

(22)         All claims of Borrower in any pending litigation and/or claims for any insurance proceeds;

(23)         All Records pertaining to any of the Collateral;

(E)           Any and all other assets of any Borrower Party of any kind, nature, or description and which are intended to serve as collateral for the Loans under any one or more of the Security Documents; and

(F)           All interest, dividends, Proceeds, products, rents, royalties, issues and profits of any of the property described above, including, without limitation, all monies due and to become due with respect to such property, together with all right to receive the same, and all notes, certificates of deposit, checks and other instruments and property from time to time delivered to or otherwise possessed by Lender Party for or on behalf of Borrower Party in substitution for or in addition to any of said property.

“Collateral Agent” means Wachovia, in its capacity as Collateral Agent under the Intercreditor Agreement, its successors and assigns, and unless the context may clearly require to the contrary, any reference to “Collateral Agent” in any Loan Document shall mean the Collateral Agent in its capacity as the Collateral Agent.

“Collateral Agent’s Lien” means the Liens granted to Collateral Agent by any Borrower Party pursuant to this Agreement and the other Security Documents.

“Collateral Report” means a fully completed and duly executed Collateral Report and Borrowing Base Certificate delivered by Borrowers to Agent and in the form attached hereto as Exhibit “B”.

“Commitments” means the Revolving Loan Commitment, the Swing Line Loan Commitment, the Term Loan Commitment, and the Letter of Credit Commitment.

“Compliance Certificate” means a fully completed and duly executed certificate delivered by Borrowers to Agent and in the form attached hereto as Exhibit “C”.

“Consolidated Basis” means the consolidation of the assets, liabilities, income and losses, as applicable, of the Borrower Consolidated Group; provided, however, that there shall be excluded:

(A)          KMEX if (i) the gross revenues of KMEX arising from sales to any Person other than Borrowers for the trailing twelve (12) months exceeds $2,000,000.00, or (ii) the Equity Owner’s Equity, as reflected on KMEX’s balance sheet, is more than $5,000,000.00; and

(B)           KMG Italia if (i) the EBIDA of KMG Italia exceeds 15% of the EBIDA of the Borrower Consolidated Group (including KMG Italia), or (ii) the Tangible Net Worth of KMG Italia exceeds 15% of the Tangible Net Worth of the Borrower Consolidated Group (including KMG Italia).

“Credit Agreement Obligations” means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Lender Party under the Loan Documents or any Lender Party Swap Documents of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by any Lender Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of or incurred in connection with the Loans (but specifically excluding the Prudential Obligations), and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A)          To pay the principal of and interest on the Notes in accordance with the respective terms thereof or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefore;

(B)           To pay, repay or reimburse the Lender Parties for all amounts owing hereunder or under any of the other Loan Documents, including the Reimbursement Obligation and all Indemnified Losses and Default Costs;

(C)           To pay, repay or reimburse to Lender Parties the Lender Party Swap Obligations; and

(D)          To reimburse Lender Parties, on demand, for all of Lender Parties’ expenses and costs, including Attorneys’ Fees and expenses of Lender Parties’ counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other Loan Documents, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B) and (C).

“Credit Percentage” means, with respect to each Lender, a percentage based on a fraction, the numerator of which shall be the aggregate principal amount of Revolving Loan Advances and Term Loan Advances outstanding at a particular time and owing to such Lender at such time, and the denominator of which shall be the aggregate principal amount of all Revolving Loan Advances and Term Loan Advances outstanding at such time and owing to all the Lenders at such time; provided that in calculating such percentage, the aggregate principal amount of Swing Line Loan Advances owing to the Swing Line Lender, the Available Amount of the Letters of Credit, and the aggregate amount of Letter of Credit Advances owing to Issuing Lender shall, at such time, be considered to be owed to the Revolving Loan Lenders that purchase (or are obligated to purchase) Swing Line Loan Advances and Letter of Credit Advances from the Swing Line Lender and Issuing Lender under the terms of this Agreement (the Credit Percentages of the Lenders as of the date hereof being as set forth on the attached Exhibit “D”).

“Current Maturities of Long-Term Indebtedness” means all payments in respect of Long-Term Indebtedness that are required to be made within one year from the date of determination, whether or not the obligation to make such payments would constitute a current Liability of the applicable Person under Generally Accepted Accounting Principles, excluding, however, any such payment required to be made on the ultimate maturity date of such Indebtedness.

“Default” means the occurrence of an event described in Section 11.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

“Default Costs” means all Indemnified Losses incurred by any Lender Party by reason of a Default.

“Defaulting Lender” means any Lender that has failed to make any Advance or purchase its Pro Rata Share of any Swing Line Loan Advance or Letter of Credit Advance as and when required under the terms of this Agreement.

“Default Rate” means a variable per annum rate of interest equal to the lesser of (1) two percent (2%) in excess of the highest Interest Rate otherwise payable on any Loan hereunder, or (2) the maximum rate allowed by applicable Laws.

“Deposit Accounts” means all bank accounts and other deposit accounts and lock boxes included in the Collateral or established for the benefit of any Lender Party pursuant to the terms of any of the Loan Documents.

“Depreciation Expense” means the depreciation expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

“Dividends” means dividends and other distributions to the Equity Owners of any applicable Person on account of owing an Equity Interest.

“EBIDA” means, with respect to an applicable Person for the applicable period, Net Income, plus the sum of (without duplication) Interest Expense, Amortization Expense, Depreciation Expense and all other non-cash charges, all determined in accordance with Generally Accepted Accounting Principles.

“EBITDA” means, with respect to an applicable Person for the applicable period, Net Income, plus the sum of (without duplication) Interest Expense, Income Tax Expense, Amortization Expense, Depreciation Expense and all other non-cash charges, all determined in accordance with Generally Accepted Accounting Principles.

“Eligible Account” means, at any time, an Account of Borrower that conforms and continues to conform to the following conditions:

(A)          The Account is part of the Collateral and Collateral Agent’s Lien has been perfected in accordance with applicable Laws;

(B)           All representations and warranties of Borrower contained in the Loan Documents with respect to such Account are true and correct in all material respects;

(C)           The Account arose from a bona fide outright sale of Goods by Borrower or from services performed by Borrower in the Ordinary Course of Business, and such Goods have been shipped to the appropriate Account Debtor or its designees (or the sale has otherwise been consummated), or the services have been fully performed for the appropriate Account Debtor;

(D)          The Account is based upon an enforceable order or contract, written or oral, for Goods shipped or held for services performed and the same were shipped, held, or performed in accordance with such order or contract;

(E)           The title of Borrower to the Account is absolute and is not subject to any Lien except Collateral Agent’s Lien;

(F)           The amount shown on the books of Borrower and on any invoice or statement delivered to Agent is owing to Borrower, less any partial payment that has been made thereon by any Person;

(G)           The Account shall be eligible only to the extent that it is not subject to any claim of reduction, counterclaim, set off, recoupment, or any claim for credits, allowances, or adjustments by the Account Debtor because of return, inferior, or damaged goods or unsatisfactory services, or for any other reason;

(H)          The Account Debtor has not returned or refused to retain, or otherwise notified Borrower of any dispute concerning, or claimed nonconformity of, any of the Goods or services from the sale of which the Account arose;

(I)            (i) With respect to any Account generated from other than sales of animal health pesticides or agricultural chemicals, the Account is due and payable not more than thirty (30) days from the date of the invoice therefor and is not more than sixty (60) days past due; and (ii) with respect to any Account generated from sales of animal health pesticides or agricultural chemicals, the Account is due and payable not more than ninety (90) days from the date of the invoice therefor and is not more than sixty (60) days past due.

(J)            The Account does not arise out of a contract with, or order from, a Account Debtor that, by its terms, forbids or makes void or unenforceable the assignment by Borrower to Agent of the Account arising with respect thereto;

(K)          Borrower has not received any note, trade acceptance, draft or other instrument with respect to, or in payment of, the Account nor any Chattel Paper with respect to the Goods giving rise to the Account, unless, if any such instrument or Chattel Paper has been received, Borrower immediately notifies Agent and endorses or assigns and delivers the same to Agent;

(L)           Borrower has not received any notice of the death of the Account Debtor or a partner thereof; nor of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy, or the commencement of any proceeding under any Bankruptcy or insolvency laws by or against, the Account Debtor.  Upon receipt by Borrower of any such notice, it will immediately give Agent written advice thereof;

(M)         The Account Debtor is not a foreign entity;

(N)          The Account Debtor is not an Affiliate of Borrower;

(O)          If ten percent (10%) or more of the Accounts from the Account Debtor do not qualify as Eligible Accounts hereunder (unless the failure to qualify is solely because of clause (P) immediately following), none of such Account Debtor’s Accounts qualify as Eligible Accounts;

(P)           To the extent that the total Eligible Accounts of (i) any Account Debtor other than Intel represent more than ten percent (10%) of the Eligible Accounts of Borrower at any time, or (ii) Intel represent more than twenty-five percent (25%) of the Eligible Accounts of Borrower at any time, such excess shall be deemed to not qualify as Eligible Accounts; and

(Q)          Agent has not deemed such Account ineligible because of uncertainty about the creditworthiness of the Account Debtor or because Agent otherwise considers the collateral value thereof to Agent to be impaired or its ability to realize such value to be insecure.

In the event of any dispute under the foregoing criteria about whether an Account is or has ceased to be an Eligible Account, the decision of Agent, to be made in Agent’s discretion, shall control.

“Eligible Assignee” means (i) a Lender (or any other Person that has a relationship with the applicable Lender whereby Lender directly or indirectly controls or is controlled by or is under common control with such other Persons); (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $250,000,000.00; (iii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $250,000,000.00; (iv) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) organized under the laws of the United States, or any State thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having combined capital and surplus of at least $250,000,000.00; and (v) any other Person approved by Agent and Borrower, such approval not to be unreasonably withheld or delayed provided that Borrower’s consent shall not be required during the continuance of any Default); provided, however, that in no event shall any Person constitute an Eligible Assignee if an assignment to such Person is prohibited by applicable Laws.

“Eligible Inventory” means the Inventory of Borrower which is either raw materials, finished goods or work in process, valued at the lesser of cost (as established on the FIFO method of accounting) or fair market value, provided, however, that Agent may consider any of the following classes of inventory not to be Eligible Inventory:

(A)          Inventory which is not part of the Collateral, or which is part of the Collateral but with respect to which Collateral Agent’s Lien has not been perfected in accordance with applicable Laws.

(B)           Inventory with respect to which any representation or warranty contained in any of the Loan Documents has been breached.

(C)           Inventory consisting of “perishable agricultural commodities” within the meaning of the Perishable Agricultural Commodities Act of 1930, as amended, and the regulations thereunder, or on which a Lien has arisen or may arise in favor of agricultural producers under comparable state or local laws;

(D)          Inventory located on leaseholds if the value of Inventory at any particular leasehold location is more than $500,000.00, if the lessor has not entered into a consent and agreement providing Agent with the right to receive notice of default, the right to repossess such Inventory at any time, and such other rights as may be required by Agent;

(E)           Inventory to which the title of Borrower is not absolute, or which is subject to any prior Lien, except Collateral Agent’s Lien;

(F)           Inventory that is obsolete, unusable or otherwise unavailable for sale;

(G)           Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(H)          Inventory that fails to meet, in all material respects, all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such Inventory or its use and sale;

(I)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any Third Person from whom Borrower has received notice of a dispute in respect of any such agreement;

(J)            Inventory located outside the United States (except as may be approved by Agent in its discretion);

(K)          Inventory with a value at any particular location of more than $500,000.00 that is not in the possession of or under the sole control of Borrower, unless all Persons exercising dominion or control over such Inventory shall have entered into such agreements as may be required by Agent, including agreements providing for the right of Agent to repossess such Inventory at any time and such other rights as may be required by Agent;

(L)           Inventory in transit (unless otherwise determined to be eligible by Agent in its discretion after a request for such determination from Borrower); and

(M)         Inventory returned or repossessed by Account Debtors other than Inventory that is resalable in Borrower’s Ordinary Course of Business.

Additionally, Agent may exclude from Eligible Inventory all or a proportionate part of any particular portion of Borrower’s Inventory which Agent deems ineligible because its market value has declined or because Agent otherwise considers the collateral value thereof to Agent to be impaired or its ability to realize such value to be insecure.

“Environmental Laws” means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

“Equity Agreements” means any and all agreements of whatever kind by, between and among Borrower and the Equity Owners of Borrower, and relating to Borrower’s Equity Interests.

“Equity Interests” means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

“Equity Owner” means any Person owning an Equity Interest.

“Equity Owners’ Equity” means, at any time, the sum of the following accounts set forth in a balance sheet of an applicable Person, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles:

(A)          The par or stated value of all outstanding Equity Interests;

(B)           Capital surplus; and

(C)           Retained earnings.

“ERISA” means the Federal Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any Person that would be deemed to be under “common control” with, or a member of the same “controlled group” as, Borrower or any of its subsidiaries, within the meaning of the Internal Revenue Code (as applicable to Plans) or ERISA.

“ERISA Event” means any of the following with respect to a Plan: (i) a Reportable Event, (ii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Plan that results in liability under ERISA, or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA or that it intends to terminate or has terminated under ERISA, (iii) the distribution by Borrower or any ERISA Affiliate under ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under ERISA, or the imposition or threatened imposition of any Lien upon any assets of Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which Borrower or any of its ERISA Affiliates may be directly or indirectly liable, or (ix) the adoption of an amendment to any Plan that, pursuant to the Internal Revenue Code or ERISA, would result in the loss of a tax-exempt status of the trust of which such Plan is a part of, and Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of ERISA.

“Event of Default” means the occurrence of an event described in Section 11.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 11.1.

“Excluded Collateral” (i) assets of Borrower to the extent the assignment thereof is restricted by a contract or applicable Law and would not otherwise be permitted by Section 9-408 of the UCC; (ii) Borrower’s Real Property located in Tuscaloosa, Alabama; (iii) Borrower’s Interest in any leased Real Property; (iv) until such time as Borrower shall have executed and delivered the Patent and Trademark Security Agreement as provided for in Section 9.18 of this Agreement, Borrower’s patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof (provided that no such assets shall be excluded to the extent that a Lien in such assets may be perfected under the Uniform Commercial Code of an applicable state Jurisdiction); and (v) the Equity Interests of KMEX and KMG Italia to the extent that the same are not included as part of the Pledged Collateral.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 16, 2007 among KMG Chemicals, KMG-Bernuth and Wachovia, as amended from time to time.

“Existing Indebtedness” means Indebtedness of the Borrower Consolidated Group (i) as reflected on the Most Recent Financial Statements or the Closing Balance Sheet, and which Indebtedness is not being paid or defeased with the proceeds of the Loans at Closing; and (ii) incurred in the Ordinary Course of Business of a Member of the Borrower Consolidated Group subsequent to the date of the Most Recent Financial Statements, and which Indebtedness is not for borrowed money.

“Existing Investments” means Investments of the Borrower Consolidated Group (i) as reflected on the Most Recent Financial Statements or the Closing Balance Sheet; and (ii) made subsequent to the date of the Most Recent Financial Statements, and which Investments would otherwise be Permitted Investments.

“Extraordinary Receipt” means any consideration received by or paid to or for the account of an applicable Person not in the Ordinary Course of Business, including, without limitation, proceeds from dispositions of assets outside the Ordinary Course of Business, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

“Fees” means the Letter of Credit Facility Fee, the Unused Fee, and the fees owing under the Wachovia Fee Letter.

“Financial Statements” means the Most Recent Financial Statements and the income statements, balance sheets and other financial statements required to be delivered by Borrowers in accordance with this Agreement.

“Financing Statements” means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required hereunder or under any other Security Document.

“Fiscal Year” means a twelve-month period of time commencing on the first day of August.

“Fiscal Year-End” means the end of each Fiscal Year.

“Fixed Charge Coverage” means the quotient which is obtained by dividing (i) the sum of EBIDA for the 12-month period preceding the applicable date, plus the Lease and Rental Expense for the 12-month period preceding the applicable date, less Dividends for the 12-month period preceding the applicable date, by (ii) the sum of the Current Maturities of Long-Term Indebtedness as of the applicable date, plus the Interest Expense and Lease and Rental Expense for the 12-month period preceding the applicable date.

“Foreign Subsidiary” means a Subsidiary that is organized under the Laws of a Jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Funded Debt” means, as of an applicable time, without duplication, (a) all of the Indebtedness of the applicable Person which is Indebtedness (i) for borrowed money, or (ii) in respect of any Capitalized Lease or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with Generally Accepted Accounting Principles, classified as a current Liability or Long-Term Indebtedness at such date, and whether secured or unsecured, excluding, however, (b) Indebtedness that is accounts payable and accrued expenses and other similar current Liabilities incurred in such Person’s Ordinary Course of Business.

“Generally Accepted Accounting Principles” means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to Agent by the applicable Person.

“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over Lender Party, Borrower, or any property of any of them.

“Hazardous Materials” and “Hazardous Substances” means “hazardous materials” and “hazardous substances” as defined under any applicable Environmental Law.

“Improvements” means the “Improvements” as defined in the Mortgages.

“Income Tax Expense” means the income tax expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

“Indebtedness” means, with respect to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)          All obligations of such Person for borrowed money;

(B)           All obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;

(C)           All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(D)          All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1)           To purchase such indebtedness; or

(2)           To purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3)           To supply funds to or in any other manner invest in the debtor;

(E)           All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(F)           All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should be reflected on the lessee’s balance sheet.

“Indemnified Losses” means all damages, dues, penalties, fines, costs, amounts paid in settlement, taxes, losses, expenses, and fees, including court costs and Attorneys’ Fees and expenses.

“Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement of even date herewith among Lenders, Agent, the Prudential Note Holders and Collateral Agent, as amended from time to time.

“Interest Expense” means the interest expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

“Interest Payment Due Date” means (i) with respect to any payment of interest accruing at the Adjusted LIBOR Market Index Rate or the Adjusted ABR Rate, the last day of each calendar month during the term of this Agreement; and (ii) with respect to any payment of interest accruing on any LIBOR Rate Borrowing, the date of expiration of the applicable LIBOR Rate Interest Period.

“Interest Rate” means the actual interest rate at which all or any portion of the outstanding principal amount of a Note bears interest from time to time during the term of such Note.

“Investment” means any loan or advance to any Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

“Issuing Lender” means Wachovia and any other Person that becomes the Issuing Lender with respect to a Letter of Credit pursuant to the terms of this Agreement.

“Jurisdiction” means each and every nation or any political subdivision thereof.

“KMEX” means KMG de Mexico S.A. de C.V., organized under the Laws of Mexico.

“KMEX Plant” means the operating facility owned by KMEX and located in Matamoras, Mexico.

“KMG-Bernuth” means KMG-Bernuth, Inc., a Delaware corporation.

“KMG Chemicals” means KMG Chemicals, Inc., a Texas corporation.

“KMG ECI” means KMG Electronic Chemicals, Inc., a Texas corporation.

“KMG Italia” means KMG Italia S.r.l., a company duly organized and existing under the laws of Italy.

“Land” means the “Land” as defined in the Mortgages.

“Laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any Governmental Authority, whether now in effect or hereafter enacted.

“Lease and Rental Expense” means the lease and rental expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

“Lender Parties” means Agent, Collateral Agent, Lenders, Swing Line Lender, Issuing Lender and any Lender Party (or an Affiliate of a Lender Party) that is now or hereafter becomes a party to any Lender Party Swap Document.

“Lender Party Swap Documents” means any Swap Documents entered into between any Borrower Party and any Lender Party and relating to the Loans, and which Swap Documents are approved by Agent.

“Lender Party Swap Obligations” means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Lender Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Lender Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as counterparty, maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of, incurred pursuant to or in connection with any Lender Party Swap Document, and any and all extensions and renewals of any of the same.

“Lenders” means those lenders executing this Agreement as Lenders, and any other Person that shall become a Lender hereunder pursuant to the terms hereof.

“Letter of Credit” means each letter of credit issued pursuant to Section 4.1 of this Agreement.

“Letter of Credit Advances” means all amounts owing to Issuing Lender under any Letter of Credit Agreement, including, without limitation, all drafts paid by Issuing Lender under any Letter of Credit and with respect to which and to the extent that Issuing Lender has not been reimbursed, and all amounts owing to Lenders who purchase their Pro Rata Share of Letter of Credit Advances in accordance with this Agreement.

“Letter of Credit Agreement” means this Agreement and any other agreement of Borrower with Issuing Lender and relating to Borrower’s obligation to reimburse Issuing Lender with respect to amounts paid under any Letter of Credit or the granting of a Lien to Agent to secure any such obligation, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Letter of Credit Commitment” means the lesser of (i) Ten Million and 00/100 Dollars ($10,000,000.00); or (ii) the Unused Revolving Loan Commitment.

“Letter of Credit Facility Fee” means an annual fee payable by Borrowers to Issuing Lender with respect to each Letter of Credit, in an amount equal to (i) the Stated Amount of such Letter of Credit, multiplied by (ii) the LIBOR Margin at the time of issuance or renewal (as applicable) of such Letter of Credit (but not less than $500.00), such fee to be payable upon the issuance of such Letter of Credit and upon each anniversary date of the issuance of such Letter of Credit, so long as the same is outstanding.

“Liabilities” means all Indebtedness that, in accordance with Generally Accepted Accounting Principles, should be classified as liabilities on a balance sheet of a Person.

“LIBOR Margin” means (i) until the delivery of the first Compliance Certificate required hereunder and the adjustment of the LIBOR Margin as provided herein, two and one-quarter percent (2.25%), and (ii) thereafter, a percentage based upon the ratio of Funded Debt to EBITDA of the Borrower Consolidated Group, as follows:

Ratio of Funded Debt to EBITDA	LIBOR Margin

Equal to or greater than 3.0 to 1.0	2.75%
Equal to or greater than 2.5 to 1.0, but less than 3.0 to 1.0	2.50%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	2.25%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	2.00%
Less than 1.5 to 1.0	1.75%

“LIBOR Market Index Rate” means, for any day, the rate for 1 month U.S. dollar deposits as reported on Reuters Screen LIBOR01 Page (or any successor page) as of approximately 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Agent from another recognized source or interbank quotation).

“LIBOR Market Index Rate Borrowing” means a borrowing bearing interest based at a rate determined by reference to the LIBOR Market Index Rate.

“LIBOR Rate” means, for the applicable LIBOR Rate Interest Period for each LIBOR Rate Borrowing comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

LIBOR Rate =	London Interbank Offered Rate
1 - LIBOR Reserve Percentage

“LIBOR Rate Borrowing” means a borrowing bearing interest based at a rate determined by reference to the LIBOR Rate, each such borrowing to be in the principal amount of at least $200,000.00 or any larger amount which is an even multiple of $100,000.00.

“LIBOR Rate Interest Period” means, as to each LIBOR Rate Borrowing, a period of one month, two months or three months, as selected pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, commencing on the date of the borrowing (including continuations, conversions and extensions thereof); provided, however, (i) if any LIBOR Rate Interest Period would end on a day which is not a Business Day, such LIBOR Rate Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no LIBOR Rate Interest Period shall extend beyond the maturity date of the applicable Loan, and (iii) any LIBOR Rate Interest Period with respect to a LIBOR Rate Borrowing that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Rate Interest Period.

“LIBOR Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Borrowings is determined), whether or not Lender Party has any Eurocurrency liabilities subject to such reserve requirement at that time.  LIBOR Rate Borrowings shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender Party.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other encumbrance, including any conditional sale agreement or other title retention agreement.

“Liquid Assets” means, as of an applicable time, the following, so long as the same is not subject to any Lien (other than Collateral Agent’s Lien) nor subject to any restriction on transferability, whether imposed under applicable Law, by agreement, or otherwise: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the applicable time; (ii) certificates of deposit and time deposits having maturities of six months or less from the applicable time and issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investor’s Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the applicable time; (iv) securities with maturities of one year or less from the applicable time and issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (v) securities with maturities of six months or less from the applicable time and backed by standby letters of credit by Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; (vi) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (iii) of this definition; and (vii) publicly traded securities listed on a nationally recognized securities exchange in the United States.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letter of Credit Agreements, the Closing Certificates, and any and all other agreements, documents and instruments of any kind executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loans, whether heretofore, simultaneously herewith or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing (but specifically excluding any Lender Party Swap Documents).

“Loans” means the Revolving Loan, the Swing Line Loan, the Term Loan, and the Letters of Credit.

“London Interbank Offered Rate” means, for any LIBOR Rate Borrowing for any LIBOR Rate Interest Period therefor, either (a) the rate of interest per annum determined by Agent (rounded upward to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such LIBOR Rate Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Borrowing and for a period approximately equal to such LIBOR Rate Interest Period, (b) if such rate is for any reason not available, the rate of interest per annum determined by Agent (rounded upward to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such LIBOR Rate Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Borrowing and for a period approximately equal to such LIBOR Rate Interest Period (provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary to the nearest 1/100 of 1%)), or (c) if neither of such rates is for any reason available, the rate per annum equal to the rate at which Agent or its designee is offered deposits in Dollars at or about 11:00 A.M. (London time), two Business Days prior to the beginning of such LIBOR Rate Interest Period in the interbank eurodollar market where the eurodollar and exchange operations in respect of its LIBOR Rate Borrowings are then being conducted for settlement in immediately available funds, for delivery on the first day of such LIBOR Rate Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the LIBOR Rate Borrowing to be outstanding during such LIBOR Rate Interest Period.

“Long-Term Indebtedness” means at any date any Indebtedness which matures (or the maturity of which may at the option of the applicable Person be extended such that it matures) more than one year after such date.

“Material Adverse Change” means the occurrence of an event giving rise to a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of any Borrower Party; (b) the rights and remedies of Lender Party under any Loan Document, (c) the ability of any Borrower Party to perform its obligations under any Loan Document to which it is or is to be a party, or (d) the priority of Collateral Agent’s Lien.

“Material Contract” means any contract or agreement (other than contracts or agreements with respect to Asset Acquisitions) to which Borrower is a party, by which Borrower or its properties are bound, or to which Borrower is subject and which contract or agreement (i)

pursuant to its terms provides for payments or receipts by Borrower which might reasonably be expected to exceed $5,000,000.00 during any Fiscal Year; or (ii) if on account of any breach or termination thereof, would reasonably be expected to cause a Material Adverse Effect.

“Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgages.

“Mortgaged Property Documents” means (i) the Assigned Leases; (ii) any and all other agreements entered into by Borrower with any Person relating to the Mortgaged Property; (iii) any and all Governmental Approvals with respect to the Mortgaged Property; and (iv) any and all operating, service, supply, and maintenance contracts with respect to the Mortgaged Property.

“Mortgages” means (i) that certain Deed of Trust and Security Agreement of even date herewith executed by KMG ECI in favor of Collateral Agent, with respect to the Mortgaged Property located in Pueblo County, Colorado; and (ii) that certain Mortgage and Security Agreement of even date herewith executed by KMG-Bernuth in favor of Collateral Agent, with respect to the Mortgaged Property located in Doniphan County, Kansas, and includes any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

“Most Recent Financial Statements” means the audited balance sheet and income statement of Borrowers dated as of July 31, 2007, as supplemented by management-prepared financial statements dated as of each Quarter-End through the Quarter-End of October 31, 2007.

“Net Cash Proceeds” means (i) in the case of any Casualty or Condemnation Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by Borrower in respect of such Casualty or Condemnation Event less (x) reasonable fees and expenses incurred by Borrower in connection therewith, (y) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty or Condemnation Event, and (z) any income or transfer taxes paid or payable by Borrower as a result of such Casualty or Condemnation Event; and (ii) in the case of any Asset Disposition, the aggregate cash payments received by Borrower in connection therewith, less (x) reasonable fees and expenses incurred by Borrower in connection therewith, (y) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such property requires that such Indebtedness be repaid as a condition to such Asset Disposition, and (z) any income or transfer taxes paid or payable by Borrower as a result of such Asset Disposition.

“Net Income” means the net income of an applicable Person for the applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Receipts and any Income Tax Expense on such Extraordinary Receipts and any tax deductions or credits on account of such Extraordinary Receipts.

“Notes” means the Revolving Notes, the Swing Line Note, and the Term Notes.

“Notice of Borrowing” means a notice from a Borrower’s Representative in form and substance satisfactory to Agent (and, in the case of a Swing Line Loan Advance, in form and substance satisfactory to Swing Line Lender), to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Agent (and, in the case of a

Swing Line Loan Advance, as may be reasonably required by Swing Line Lender) with respect to any borrowing under this Agreement, such Notice of Borrowing to be substantially in the form attached hereto as Exhibit “E”.

“Notice of Conversion/Continuation” means a notice from a Borrower’s Representative in form and substance satisfactory to Agent, such Notice of Conversion/Continuation to be substantially in the form attached hereto as Exhibit “F”.

“Notice of Funding” means a notice from Agent to Revolving Loan Lenders, to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Revolving Loan Lenders with respect to any Revolving Loan Borrowing under this Agreement, such Notice of Funding to be substantially in the form attached hereto as Exhibit “G”.

“Notice of Issuance” means a notice from Borrower to Agent and Issuing Lender to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Agent and Issuing Lender with respect to the issuance of any Letter of Credit under this Agreement.

“Ordinary Course of Business” means an action taken by a Person only if:

(A)          Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(B)           Such action is not required to be authorized by the Governing Body of such Person under applicable Laws.

“Organizational Documents” means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

“Permitted Acquisition” means:

(A)          The Acquisition being made pursuant to the Air Products APA Documents;

(B)           Any Acquisition if the total consideration paid or payable is less than $15,000,000.00 and if (i) Borrower gives Agent not less than ten (10) days prior written notice of such Acquisition; (ii) no later than thirty (30) days after the Acquisition, Borrower shall have executed and delivered such documentation (if any) as may be required by Agent so that Collateral Agent shall have a first Lien with respect to any assets acquired in connection with such Acquisition (other than real property); and (iii) no Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition;

(C)           Any Acquisition made by any Borrower if the total consideration paid or payable is equal to or greater than $15,000,000.00 and if (i) Borrower gives Agent not less than thirty (30) days prior written notice of such Acquisition, which written notice shall be accompanied by a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, such Acquisition would not give rise to a Default as of the consummation of the Acquisition, or during the one-year period following the consummation of such Acquisition; (ii) Agent consents to such Acquisition (and in granting or denying such consent, Agent may consider, among other things, whether (x) the business acquired is a Permitted Line of Business; (y) immediately after the Acquisition, the business so acquired (and the assets constituting such business) shall be owned and operated by Borrower; (z) immediately after the Acquisition, Borrower shall have executed and delivered such documentation (if any) as may be required by Agent so that Collateral Agent shall have a first Lien with respect to any assets acquired in connection with such Acquisition (other than real property with a value of less than $1,000,000.00); and provided that in any event Agent may withhold such consent if any Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition; and

(D)          Any Acquisition made by any Member of the Borrower Consolidated Group (other than a Borrower), whether in a single transaction or a series of related transactions, if the total consideration paid or payable is equal to or greater than $15,000,000.00 and if (i) Borrower gives Agent not less than thirty (30) days prior written notice of such Acquisition, which written notice shall be accompanied by a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, such Acquisition would not give rise to a Default as of the consummation of the Acquisition, or during the one-year period following the consummation of such Acquisition; and (ii) Agent consents to such Acquisition (and in granting or denying such consent, Agent may consider, among other things, whether the business acquired is a Permitted Line of Business); and provided that in any event Agent may withhold such consent if any Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition.

“Permitted Indebtedness” means:

(A)          The Credit Agreement Obligations;

(B)           The Prudential Obligations;

(C)           The Existing Indebtedness;

(D)          Any Indebtedness arising under any Swap Document entered into as a result of the compliance with any affirmative covenant of any Borrower Party set forth in any Loan Document;

(E)           Indebtedness incurred in the Ordinary Course of Business of the Borrower Consolidated Group and not incurred through the borrowing of money, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien;

(F)           Indebtedness of any Member of the Borrower Consolidated Group owed (i) to any Member of the Borrower Consolidated Group (other than Borrower) and (ii) to

Borrower so long as the same constitutes a Permitted Investment by Borrower under clause (ii) of clause (F) of the definition of Permitted Investment; and

(G)           Indebtedness (other than Indebtedness specified in clauses (A) through (F) above) incurred by any Member of the Borrower Consolidated Group in an aggregate amount not to exceed $15,000,000 at any time outstanding.

“Permitted Investments” means:

(A)          Liquid Assets;

(B)           Purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business;

(C)           Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;

(D)          Without duplication, Investments consisting of Permitted Indebtedness and Permitted Acquisitions;

(E)           Existing Investments;

(F)           Investments made by a Member of the Borrower Consolidated Group (i) in Borrower and (ii) in any Member of the Borrower Consolidated Group (other than Borrower), provided that the sum of (x) the aggregate amount of Investments made pursuant to this clause (ii) plus (y) the aggregate value of assets transferred to Members of the Borrower Consolidated Group (other than Borrower) pursuant to clause (ii) of clause (G) of the definition of Permitted Transfers of Assets is equal to or less than $5,000,000;

(G)           Investments (other than Investments specified in clauses (A) through (F) above) in an aggregate amount that shall not exceed $15,000,000.00; and

(H)          Any other Investments that may be approved in writing by Agent from time to time (including, without limitation, any approval of an investment policy established by Borrower).

“Permitted Liens” means:

(A)          Collateral Agent’s Lien;

(B)           Liens, if any, as reflected on the Title Insurance Policies;

(C)           Those Liens identified on the attached Exhibit “H”;

(D)          The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

(1)           If the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles:

(a)           Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

(b)           Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(c)           Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

(d)           Adverse judgments on appeal;

(2)           Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(3)           Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance, payment, bid or other similar bonds required in the Ordinary Course of Business; and

(4)           Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets; and

(E)           Easements over the Mortgaged Property arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such Mortgaged Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Mortgaged Property.

“Permitted Line of Business” means the business engaged in by Borrower as of the date of this Agreement, and businesses reasonably ancillary thereto.

“Permitted Transfers of Assets” means:

(A)          Sales of Inventory in the Ordinary Course of Business;

(B)           The sale or exchange of used or obsolete Equipment to the extent (i) the proceeds of such sale are applied towards, or such Equipment is exchanged for, similar replacement Equipment, or (ii) such Equipment is no longer necessary for the operations of Borrower in the Ordinary Course of Business;

(C)           The sale or disposition of assets outside the Ordinary Course of Business, provided that (i) the aggregate value of assets sold or disposed of pursuant to this clause (C) in any Fiscal Year shall not exceed $5,000,000.00, (ii) the aggregate value of assets sold or disposed of pursuant to this clause (C) on or after the date of Closing shall not exceed $10,000,000.00, and (iii) immediately prior to such sale or disposition, and after giving effect to such sale or disposition, no Default or Event of Default would exist;

(D)          Any transfer arising from the termination of any Swap Document, if such termination does not give rise to a Default;

(E)           Dividends if immediately prior and subsequent to the payment of any such Dividend, no Default would exist;

(F)           Any transfer of assets by a Member of the Borrower Consolidated Group (i) to Borrower, so long as such transfer of assets would not otherwise give rise to a Default, and (ii) to a Member of the Borrower Consolidated Group (other than Borrower), so long as such transfer of assets would not otherwise give rise to a Default, provided that the sum of (x) the aggregate value of assets transferred to Members of the Borrower Consolidated Group (other than Borrower) pursuant to this clause (ii) plus (y) the amount of Investments made pursuant to clause (ii) of clause (F) of Permitted Investments is equal to or less than $5,000,000; and

(G)           The lease of a portion of the Mortgaged Property located in Doniphan County, Kansas, pursuant to that certain Lease dated as of February 22, 2006 between KMG-Bernuth, as lessor, and Boehringer Ingelheim Vetmedica, Inc., as lessee, as amended from time to time.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

“Petroleum Products” means “petroleum products” as defined under any applicable Environmental Law.

“Place for Payment” means a place for payment as from time to time designated by Agent, which place for payment currently is at the address of Agent as hereinafter provided for with respect to notices.

“Plans” means all Single Employer Plans and Multiple Employer Plans, both as defined in ERISA.

“Pledge Agreement” means that certain Amended and Restated Pledge Agreement of even date herewith from Borrowers to Collateral Agent, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Pledged Collateral” means the “Pledged Collateral” as defined in the Pledge Agreement.

“Principal Payment Due Date” means, with respect to any payment of principal on any Loan (other than the Revolving Loan), the last day of each calendar month during the term of this Agreement.

“Prohibited Transaction” means a “prohibited transaction” as defined in ERISA.

“Pro Rata” or “Pro Rata Share” of any amount means, with respect to any Lender at any time (A) when referring to the Advances, the Loans or the Lenders, the product of such amount times such Lender’s Credit Percentage; (B) when referring to Revolving Loan Advances, Revolving Loan Borrowings, the Revolving Loan, or the Revolving Loan Lenders, the product of such amount times such Revolving Loan Lender’s Revolving Loan Credit Percentage; (C) when referring to Term Loan Advances, Term Loan Borrowings, the Term Loan, or the Term Loan Lenders, the product of such amount times such Term Loan Lender’s Term Loan Credit Percentage; and (D) when referring to Letter of Credit Advances or the Available Amount of the Letters of Credit, the product of such amount times such Lender’s Revolving Loan Credit Percentage.

“Prudential Loan Documents” means the Prudential Term Note and the Prudential Note Agreement.

“Prudential Note Holders” means the Noteholders under and as defined in the Intercreditor Agreement.

“Prudential Note Agreement” means the Note Agreement under and as defined in the Intercreditor Agreement.

“Prudential Obligations” means the “Note Agreement Obligations” as defined in the Intercreditor Agreement, including, but not limited to, the Make Whole Amount (as defined in the Prudential Loan Documents), if any.

“Prudential Term Note” means each of those certain 7.43% Senior Secured Notes of even date herewith, given by Borrowers in favor of the Prudential Note Holders in the aggregate principal amount of $20,000,000.00, and includes any amendment to or modification of any such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Purchase Order” means a valid and binding order for goods to be purchased from Borrower, which order shall be evidenced by an executed purchase order of the respective Account Debtor.

“Quarter” means a period of time of three consecutive calendar months.

“Quarter-End” means the last day of each of January, April, July and October.

“Real Property” means the real property owned by Borrower or in which Borrower has a leasehold interest, which Real Property is described on Schedule 10.13 of this Agreement.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Regulation “T”, Regulation “U”, and Regulation “X” means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of Borrower to pay the amounts required under Section 4.2 of this Agreement.

“Rents” means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

“Reportable Event” means a “reportable event” as defined in ERISA, but excluding events for which reporting has been waived.

“Required Endorsements” means any endorsements of any Title Insurance Policy reasonably required by Collateral Agent.

“Required Lenders” means, at any time, Lenders (collectively) holding Credit Percentages of at least sixty-six and two-thirds percent; provided, however, that in determining the foregoing, a Defaulting Lender shall not be considered a Required Lender, and a Defaulting Lender’s Credit Percentage shall be deemed to be zero percent (0%).

“Responsible Officer” means, individually and collectively, the president, chief executive officer and chief financial officer of Borrower.

“Revolving Loan” means the loan which the Revolving Loan Lenders have agreed to advance to Borrowers in accordance with the terms of Article 2 of this Agreement.

“Revolving Loan Advances” means all the Advances of the Revolving Loan.

“Revolving Loan Borrowing” means a borrowing consisting of simultaneous Revolving Loan Advances made by the Revolving Loan Lenders.

“Revolving Loan Commitment” means (A) until April 30, 2008, Thirty-Five Million and 00/100 Dollars ($35,000,000.00); and (B) thereafter, the lesser of (i) Thirty-Five Million and 00/100 Dollars ($35,000,000.00), or (ii) the Borrowing Base.

“Revolving Loan Credit Percentage” means a percentage based on a fraction, the numerator of which shall be the aggregate principal amount of Revolving Loan Advances outstanding at a particular time and owing to a particular Revolving Loan Lender at such time, and the denominator of which shall be the aggregate principal amount of all Revolving Loan Advances outstanding at such time and owing to all the Revolving Loan Lenders at such time; provided that in calculating such percentage, the aggregate principal amount of Swing Line Loan Advances owing to the Swing Line Lender, the Available Amount of the Letters of Credit, and the aggregate amount of Letter of Credit Advances owing to Issuing Lender shall, at such time, be considered to be owed to the Revolving Loan Lenders that purchase (or are obligated to purchase) Swing Line Loan Advances and Letter of Credit Advances from the Swing Line Lender and Issuing Lender under the terms of this Agreement (the Revolving Loan Credit Percentages of the Revolving Loan Lenders as of the date hereof being as set forth on the attached Exhibit “D”).

“Revolving Loan Lenders” means the Revolving Loan Lenders identified on Exhibit “D” attached to this Agreement, and any other Person that becomes a Revolving Loan Lender pursuant to the terms of this Agreement.

“Revolving Loan Maturity Date” means the date five (5) years from the date of this Agreement (viz., December 31, 2012).

“Revolving Notes” means those certain Revolving Notes of even date herewith, given by Borrowers in favor of the Revolving Loan Lenders in the aggregate principal amount of $35,000,000.00, and includes any amendment to or modification of any such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Secured Obligations” means, collectively, the Credit Agreement Obligations and the Prudential Obligations.

“Security Documents” means all documents or instruments of any kind executed or delivered in connection with the Loans, whether delivered prior to, at, or after the Closing, wherein Collateral Agent is granted a Lien in any Borrower Party’s assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Mortgages, the Pledge Agreement and the Financing Statements.

“Solid Wastes” means “solid wastes” as defined under any applicable Environmental Law.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably expected to become an actual or matured liability.

“Subsidiary” means, as to any Person (the “first person”), another Person (the “second person”) with respect to which such first person directly or indirectly through one or more intermediaries, controls such second person (and a first person shall be deemed to have control if such first person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of the second person).

“Swap Documents” means (A) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (B) any combination of the foregoing; or (C) any master agreement for any of the foregoing, as any of the foregoing may be amended or supplemented from time to time.

“Swing Line Lender” means Wachovia.

“Swing Line Loan” means the loan which the Swing Line Lender has agreed to advance to Borrower in accordance with the terms of Article 3 of this Agreement.

“Swing Line Loan Advances” means all the Advances of the Swing Line Loan.

“Swing Line Loan Commitment” means the lesser of (i) Five Million and 00/100 Dollars ($5,000,000.00), or (ii) the Unused Revolving Loan Commitment.

“Swing Line Loan Maturity Date” means the date one (1) Business Day prior to the Revolving Loan Maturity Date.

“Swing Line Note” means that certain Swing Line Note of even date herewith, given by Borrowers in favor of Swing Line Lender in the principal amount of $5,000,000.00, and includes any amendment to or modification of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Tangible Net Worth” means, at any time with respect to an applicable Person, Equity Owner’s Equity, less the sum of:

(A)          Any surplus resulting from any write-up of assets subsequent to the date of Closing;

(B)           Goodwill, including any amounts, however designated on a balance sheet of such Person, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto;

(C)           Patents, trademarks, trade names and copyrights;

(D)          Any amount at which Equity Interests appear as an asset on a balance sheet of such Person;

(E)           Loans and advances to Affiliates, stockholders, directors, officers or employees;

(F)           Deferred expenses (to the extent included as an asset on a balance sheet);

(G)           Investments in Affiliates of any nature; and

(H)          Any other amount in respect of an intangible that, in accordance with Generally Accepted Accounting Principles, should be classified as an asset on a balance sheet of the applicable Person.

“Tangible Property” means all equipment, machinery, goods, furniture, furnishings, fixtures, supplies, tools, materials, vehicles, books, records, and other tangible personal property.

“Term Loan” means the loan which the Term Loan Lenders have agreed to advance to Borrowers in accordance with the terms of Article 5 of this Agreement.

“Term Loan Advances” means all the Advances of the Term Loan.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loan Advances made by the Term Loan Lenders.

“Term Loan Commitment” means Thirty-Five Million and 00/100 Dollars ($35,000,000.00).

“Term Loan Credit Percentage” means a percentage based on a fraction, the numerator of which shall be the aggregate principal amount of Term Loan Advances outstanding at a particular time and owing to a particular Term Loan Lender at such time, and the denominator of which shall be the aggregate principal amount of all Term Loan Advances outstanding at such time and owing to all the Term Loan Lenders at such time (the Term Loan Credit Percentages of the Term Loan Lenders as of the date hereof being as set forth on the attached Exhibit “D”).

“Term Loan Maturity Date” means the date five (5) years from the date of this Agreement (viz., December 31, 2012).

“Term Notes” means those certain Term Notes of even date herewith, given by Borrowers to the Term Loan Lenders in the aggregate principal amount of $35,000,000.00, and includes any amendment to or modification of any such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Term Loan Lenders” means the Term Loan Lenders identified on Exhibit “D” attached to this Agreement, and any other Person that becomes a Term Loan Lender pursuant to the terms of this Agreement.

“Title Insurance Company” means a title insurance company acceptable to Agent in its reasonable discretion and authorized under applicable Law to issue a Title Insurance Policy.

“Title Insurance Policies” means standard ALTA form title insurance policies with respect to the Mortgaged Property and acceptable to Collateral Agent in its discretion, dated the date of Closing, and issued by a Title Insurance Company to Collateral Agent upon the applicable Mortgaged Property, subject only to those exceptions and matters of title acceptable to Collateral Agent, in Collateral Agent’s discretion.

“Third Person” means a Person not a party to this Agreement.

“Transition Services Agreement” means any agreement between Borrower and Air Products and Chemicals, Inc. relating to the provision of administrative and other services for the orderly transition of the assets the subject of the Air Products APA Documents.

“Unfunded Pension Liability” means, with respect to any Plan or Multiemployer Plan of any applicable Person as of an applicable date, the excess of its benefit liabilities under ERISA over the current value of its assets, as determined by Agent.

“Unsecured Indebtedness” means Indebtedness not secured by any Lien.

“Unused Fee” means the fee payable by Borrowers to Agent for the account of the Revolving Loan Lenders (based on each such Revolving Loan Lender’s Pro Rata Share of the Revolving Loan Commitment at the applicable time) on each Quarter-End, as determined by Agent as of such Quarter-End in an amount equal to (i) the daily average of the Unused Revolving Loan Commitment during such Quarter, multiplied by (ii) a percentage based upon the ratio of Funded Debt to EBITDA of the Borrower Consolidated Group, as set forth in the chart below, divided by (iii) four (4).

Ratio of Funded Debt to EBITDA	Unused Fee Percentage

Equal to or greater than 3.0 to 1.0	0.25%
Equal to or greater than 2.5 to 1.0, but less than 3.0 to 1.0	0.20%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	0.175%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	0.15%
Less than 1.5 to 1.0	0.125%

“Unused Revolving Loan Commitment” means, as determined by Agent at any time, an amount equal to (i) the Revolving Loan Commitment, minus (ii) the outstanding Revolving Loan Advances, minus (iii) the Available Amount of the Letters of Credit, minus (iii) any outstanding Letter of Credit Advances.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“Wachovia” means Wachovia Bank, National Association, a national banking association, its successors and assigns.

“Wachovia Fee Letter” means that certain letter dated November 15, 2007 from Wachovia to KMG Chemicals and KMG-Bernuth, and providing for the payment of certain fees as more particularly described therein.

“Without Notice” means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be required under applicable Laws or by express provision of any Loan Document.

1.3           Accounting Terms.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.4           UCC Terms.  As used herein, unless the context clearly requires to the contrary, terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in (i) with respect to KMG Chemicals and KMG ECI, the State of Texas, and (ii) with respect to KMG-Bernuth, the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such terms shall have the meanings attributed to those terms under such other Jurisdiction).

1.5           Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, use of the terms “herein”, “hereof”, and “hereunder” shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided, and the word “discretion” means in the sole and absolute discretion of the applicable Person(s).

1.6           Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “through and including”.

1.7           Computation of ABR Margin, LIBOR Margin, Unused Fee Percentage and Financial Covenants.

(A)          For purposes of computation of the ABR Margin, the LIBOR Margin, the amount of the Unused Fee, and the financial covenants set forth in this Agreement, such computation shall be (i) determined by Agent as of each Quarter-End, based on the Compliance Certificate most recently delivered by Borrowers in accordance with the terms of this Agreement, (ii) determined on a Consolidated Basis, (iii) based on an Annualized Rolling Period, if applicable, and (iv) exclusive of any and all expenses paid or incurred by Borrower (up to a maximum of $1,000,000.00) under any Transition Services Agreement.

(B)           Notwithstanding the foregoing or anything in this Agreement to the contrary, with respect to any Acquisition for consideration in excess of $15,000,000.00 (including the Acquisition being made pursuant to the Air Products APA Documents), for purposes of computation of the financial covenants set forth in this Agreement, such computation shall be made in good faith by Borrower (but subject to the approval of Agent) by taking into account the historical results relating to such Acquisition as follows:  (i) for the Quarter-End immediately following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End; (ii) for the second Quarter-End following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End; (iii) for the third Quarter-End following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End; and (iv) for the fourth Quarter-End following the closing of such Acquisition, the foregoing computation shall be made by adding the income and deducting the expenses for the twelve-month period immediately preceding such Quarter-End, excluding the days from the date of such Acquisition to such Quarter-End.

(C)           Any adjustment in the ABR Margin, the LIBOR Margin or the amount of the Unused Fee shall be prospective and shall commence as of the Business Day that the delivery of a Compliance Certificate by Borrowers is required pursuant to Section 10.1(C) of this Agreement (provided that should Borrowers fail to timely deliver a required Compliance Certificate, Agent at its option may adjust the ABR Margin, LIBOR Margin and the amount of the Unused Fee to the highest applicable percentage).

1.8           Reference to Borrowers and Borrower Parties.  Any reference in this Agreement to (i) “Borrower” shall mean each and any Borrower, singularly; (ii) “Borrowers” shall mean all of the Borrowers; (iii) “Borrower Party” shall mean each and any Borrower Party, singularly; and (iv) “Borrower Parties” shall mean all of the Borrower Parties.

1.9           Reference to Lenders and Lender Parties.  Any reference in this Agreement to (i) “Lender”, “Lender Party”, “Revolving Loan Lender” and “Term Loan Lender” shall mean, respectively, each and any Lender, Lender Party, Revolving Loan Lender and Term Loan Lender, singularly; and (ii) “Lenders”, “Lender Parties”, “Revolving Loan Lenders” and “Term Loan Lenders” shall mean, respectively, all Lenders, Lender Parties, Revolving Loan Lenders and Term Loan Lenders, collectively (and shall include any Person becoming a Lender, Lender Party, Revolving Loan Lender or Term Loan Lender pursuant to an Assignment and Acceptance).  The obligations and commitments of each Lender under this Agreement and the other Loan Documents are several, and neither Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or commitments hereunder or thereunder.

1.10         Joint and Several Liability of Borrowers.

(A)          Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other Borrower.

(B)           Each Borrower jointly and severally irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Credit Agreement Obligations, it being the intention of the parties hereto that all the Credit Agreement Obligations shall be the joint and several obligations of each and all of the Borrowers without preferences or distinction among them.

(C)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Credit Agreement Obligations as and when due or to perform any of the Credit Agreement Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Credit Agreement Obligations.

(D)          The obligations of each Borrower under any Loan Document constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(E)           Except as otherwise expressly provided in any Loan Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any borrowing made under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by any Lender Party under or in respect of any of the Credit Agreement Obligations, any requirement of diligence and, generally, all demands, notice and other formalities of every kind in connection with this Agreement or any other Loan Document.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Credit Agreement Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by any Lender Party in respect of any of the Credit Agreement Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Credit Agreement Obligations or in part, at any time or times, of any security for any of the Credit Agreement Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender Party, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Agreement or any other Loan Document, it being the intention of each Borrower that, so long as any of the Credit Agreement Obligations remain unsatisfied, the obligations of such Borrower under this Agreement or any other Loan Document shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Agreement and the other Loan Documents shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower Party or any Lender Party.  The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower Party or any Lender Party.

(F)           The provisions of this Section are made for the benefit of Lender Parties and their respective successors and assigns, and may be enforced from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender Party first to marshal any of its claims or to exercise any of its rights against any Borrower Party or to exhaust any remedies available against any other Borrower Party or to resort to any other source or means of obtaining payment of any of the Credit Agreement Obligations or to elect any other remedy.  The provisions of this Section shall remain in effect until all the Credit Agreement Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Credit Agreement Obligations, is rescinded or must otherwise be restored or returned by any Lender Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.

(G)           Notwithstanding any provision of any Loan Document, the liability of each Borrower under the Loan Documents as of any date shall be limited to an amount equal to the greatest amount that would not render such Borrower’s obligations under the Loan Documents subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable Bankruptcy Laws or other Laws, in each instance after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under applicable Bankruptcy Laws or other Laws (specifically excluding, however, any liabilities of such Borrower to the extent that such liabilities would be discharged by payments made by such Borrower hereunder, and after giving effect to any rights of subrogation, contribution, reimbursement, indemnity or similar rights of such Borrower pursuant to applicable Laws or otherwise, including any agreement of such Borrower with any other Person providing for an equitable allocation of such liability).  Each Borrower acknowledges and agrees that the Credit Agreement Obligations may from time to time exceed the limitation of liability set forth in the preceding sentence without discharging, limiting or otherwise affecting the obligations of any Borrower under the Loan Documents or the rights and remedies of Lender Parties.

1.11         Lender Party Swap Documents.  Notwithstanding any provision of this Agreement, any Loan Document or any Lender Party Swap Document to the contrary, (i) no covenant or agreement of Borrower Party shall prohibit Borrower Party from entering into any Lender Party Swap Document; and (ii) the right of Lender Parties to accelerate any of the Credit Agreement Obligations shall not be construed to require the termination or unwinding of any transactions the subject of any Lender Party Swap Documents.

1.12         Lien Granted For Lender Party Swap Obligations.  To the extent that any Lien is granted to any Lender Party as security for any Lender Party Swap Obligation of any Borrower Party to any Lender Party other than Collateral Agent, the Lien so granted shall be deemed to be a Lien granted to Collateral Agent as security for the Secured Obligations, without the necessity of any act or consent of any Person.

ARTICLE II

2.             THE REVOLVING LOAN

2.1           General Terms.  Subject to the terms hereof, Revolving Loan Lenders will lend Borrowers, from time to time until the Revolving Loan Maturity Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding the Unused Revolving Loan Commitment, less the outstanding Swing Line Loan Advances.

(A)          Each Revolving Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loan Advances to Borrowers from time to time on any Business Day during the period from the date hereof until the Revolving Loan Maturity Date in an amount for each such Revolving Loan Advance not to exceed such Revolving Loan Lender’s Pro Rata Share of the applicable aggregate Revolving Loan Borrowing.  Each Revolving Loan Borrowing shall be in the amount of $100,000.00 or an integral multiple of $50,000.00 in excess thereof (other than a Revolving Loan Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Loan Advances and a Revolving Loan Borrowing in an amount equal to the entire Unused Revolving Loan Commitment) and shall consist of Revolving Loan Advances made simultaneously by the Revolving Loan Lenders Pro Rata.

(B)           Subject to the terms hereof, Borrowers may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Revolving Loan Maturity Date.  If at any time the unpaid principal balance of the Revolving Loan exceeds the amount Borrowers could borrow at such time as set forth herein, Borrowers shall immediately upon demand of Agent pay or cause to be paid such amounts to Agent for the account of the Revolving Loan Lenders (based on each Revolving Loan Lender’s Pro Rata Share of the Revolving Loan Commitment at such time), to the extent necessary to reduce the Revolving Loan to an amount which Borrowers could borrow at that time.

2.2           Disbursement of the Revolving Loan.

(A)          Except for Revolving Loan Borrowings under Section 3.2 of this Agreement and subject to the terms of any other agreement among Agent, Revolving Loan Lenders and Borrowers to the contrary, in order to obtain a Revolving Loan Borrowing, a

Borrower’s Representative shall deliver a Notice of Borrowing to Agent (i) with respect to a Revolving Loan Borrowing to be made at Closing, not later than the time of Closing, and (ii) with respect to any other Revolving Loan Borrowing, (x) if the Revolving Loan Borrowing is to accrue interest at the Adjusted LIBOR Rate, no later than 1:00 p.m. (Charlotte, North Carolina time) on a date not less than three (3) Business Days prior to the date such Revolving Loan Borrowing is sought, and (y) if the Revolving Loan Borrowing is to accrue interest at the Adjusted LIBOR Market Index Rate or the Adjusted ABR Rate, no later than 1:00 p.m. (Charlotte, North Carolina time) on a date not less than one (1) Business Day prior to the date such Revolving Loan Borrowing is sought.

(B)           Upon Agent’s receipt of a Notice of Borrowing, Agent shall deliver a Notice of Funding to each Revolving Loan Lender by (x) if the applicable Revolving Loan Borrowing is to accrue interest at the Adjusted LIBOR Rate, 1:00 p.m. (Charlotte, North Carolina time) on a date not less than two (2) Business Days prior to the date the Revolving Loan Borrowing is to be made, and (y) if the applicable Revolving Loan Borrowing is to accrue interest at the Adjusted LIBOR Market Index Rate or the Adjusted ABR Rate, 5:00 p.m. (Charlotte, North Carolina time) on a date not less than one (1) Business Day prior to the date the Revolving Loan Borrowing is to be made, and each Revolving Loan Lender shall, before 11:00 a.m. (Charlotte, North Carolina time) on the date of such Revolving Loan Borrowing, make available to Agent at Agent’s Account, in same day funds, such Revolving Loan Lender’s Pro Rata Share of such Revolving Loan Borrowing.

(C)           After Agent’s receipt of such funds and upon fulfillment of any applicable conditions set forth in this Agreement, Agent will make such funds available to Borrowers by crediting a Borrower’s deposit account with Wachovia; provided, however, that upon (i) written notice to Agent from Swing Line Lender given prior to the funding of the Revolving Loan Borrowing, Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Loan Advances (plus interest accrued and unpaid thereon) available to the Swing Line Lender (and, if applicable, each other Lender that has made a Swing Line Loan Advance that remains outstanding) for repayment of such Swing Line Loan Advances; and (ii) written notice to Agent from Issuing Lender given prior to the funding of the Revolving Loan Borrowing, Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances (plus interest accrued and unpaid thereon) available to Issuing Lender (and, if applicable, each other Lender that has made a Letter of Credit Advance that remains outstanding) for repayment of such Letter of Credit Advances.

2.3           The Revolving Notes.  Borrowers’ obligation to repay the Revolving Loan shall be evidenced by the Revolving Notes.

2.4           Interest Rate.  Interest on the Revolving Loan shall be calculated as follows:

(A)          Except as provided in the immediately succeeding subparagraphs (B) and (C), during the entire term of the Revolving Notes, the outstanding principal balance of the Revolving Notes shall bear interest at the Adjusted LIBOR Market Index Rate.

(B)           A Borrower’s Representative may from time to time deliver to Agent a Notice of Borrowing or a Notice of Continuation/Conversion, electing to have all or a portion of the outstanding principal balance of the Revolving Loan accrue interest based on the LIBOR Rate, in which case the applicable LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate during the applicable LIBOR Rate Interest Period.  Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower’s Representative shall not have timely and properly delivered a Notice of Conversion/Continuation electing a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then the applicable LIBOR Rate Borrowing shall automatically bear interest at the Adjusted LIBOR Market Index Rate.

(C)           A Borrower’s Representative may from time to time deliver to Agent a Notice of Borrowing or a Notice of Continuation/Conversion, electing to have all or a portion of the outstanding principal balance of the Revolving Loan accrue interest based on the ABR Rate, in which case such ABR Rate Borrowing shall bear interest at the Adjusted ABR Rate.  Such ABR Rate Borrowing shall continue to bear interest at the Adjusted ABR Rate until such time as a Borrower’s Representative shall have delivered to Agent a Notice of Continuation/Conversion, electing to have such ABR Borrowing bear interest at the Adjusted LIBOR Market Index Rate or the Adjusted LIBOR Rate.

(D)          Notwithstanding the foregoing, there shall not be more than four (4) Borrowings outstanding at any time with respect to the Revolving Loan.

2.5           Payments of Principal and Interest.  Principal and interest on the Revolving Loan shall be payable as follows:

(A)          On the first Interest Payment Due Date following the date of the Revolving Notes, and on each successive Interest Payment Due Date thereafter until the entire indebtedness evidenced by the Revolving Notes is paid in full, Borrowers shall pay to Agent for the account of the Revolving Loan Lenders (based on each Revolving Loan Lender’s Revolving Loan Credit Percentage at such time) all accrued and unpaid interest on the outstanding principal balance of the Revolving Notes.

(B)           If not earlier demanded pursuant to Section 11.3 hereof, the outstanding principal balance of the Revolving Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Agent for the account of the Revolving Loan Lenders (based on each Revolving Loan Lender’s Revolving Loan Credit Percentage at such time) on the Revolving Loan Maturity Date.

2.6           Use of Proceeds of Revolving Loan.  The proceeds of the Revolving Loan shall be used to refinance Existing Indebtedness, to purchase certain assets in accordance with the terms of the Air Products APA, to finance Borrowers’ general working capital needs, to pay fees and expenses associated with the closing of the Loans, to repay Letter of Credit Advances, and to repay Swing Line Loan Advances.

ARTICLE III

3.             THE SWING LINE LOAN.

3.1           General Terms.

(A)          Subject to the terms hereof, Swing Line Lender will lend Borrowers, from time to time until the Swing Line Loan Maturity Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding, the Swing Line Loan Commitment.

(B)           Subject to the terms hereof, Borrowers may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Swing Line Loan Maturity Date.  If at any time the unpaid principal balance of the Swing Line Loan exceeds the amount Borrowers could borrow at such time as set forth herein, Borrowers shall immediately and Without Notice pay or cause to be paid such amounts to Swing Line Lender, to the extent necessary to reduce the Swing Line Loan to an amount which Borrowers could borrow at that time.

3.2           Disbursement of the Swing Line Loan.

(A)          Swing Line Lender will credit or pay the proceeds of each Swing Line Loan Advance to a Borrower’s deposit account with Wachovia, or in such other manner as Borrowers and Swing Line Lender may agree.

(B)           Subject to the terms of any other agreement between Swing Line Lender and Borrowers to the contrary (including any Cash Management Agreement), in order to obtain a Swing Line Loan Advance, a Borrower’s Representative shall deliver a Notice of Borrowing to Agent and Swing Line Lender not later than 1:00 p.m. (Charlotte, North Carolina time) on the Business Day such Swing Line Loan Advance is sought.  Upon Swing Line Lender’s receipt of such Notice of Borrowing and upon satisfaction of the terms and conditions of this Agreement, Swing Line Lender will make such funds available to Borrowers as provided for above.  Notwithstanding anything contained herein to the contrary, Borrowers shall not be entitled to receive nor shall Swing Line Lender be required to disburse any Swing Line Loan Advance after the Swing Line Loan Maturity Date.

(C)           Upon written demand by Swing Line Lender to Agent (a “Swing Line Put”), each Revolving Loan Lender shall purchase from Swing Line Lender, and Swing Line Lender shall sell and assign (without recourse except for the representations and warranties of Swing Line Lender set forth in this paragraph) to each such Revolving Loan Lender, such Revolving Loan Lender’s Pro Rata Share of any outstanding Swing Line Loan Advance as so demanded by Swing Line Lender, by making available for the account of Swing Line Lender, by deposit to Agent’s Account in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Loan Advance to be purchased by such Revolving Loan Lender on (i) a Business Day on which notice of any such Swing Line Put is given by Agent to Revolving Loan Lenders, provided that such notification is given by Agent not later than 1:00 p.m. (Charlotte, North Carolina time) on such Business Day, or (ii) the first Business Day thereafter if such notification is given by Agent later than 1:00 p.m. (Charlotte, North Carolina time).  If such Revolving Loan Lender shall pay to Agent such amount for the account of Swing

Line Lender, such amount so paid in respect of principal shall constitute a Revolving Loan Advance made by such Revolving Loan Lender for purposes of this Agreement evidenced by such Revolving Loan Lender’s Revolving Note, and the outstanding principal balance of the Swing Line Loan shall be reduced by such amount on such Business Day.  Borrower hereby agrees to each such sale and assignment.  Upon any such assignment by Swing Line Lender to any Revolving Loan Lender of a portion of a Swing Line Loan Advance, Swing Line Lender represents and warrants to such Revolving Loan Lender that Swing Line Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility or liability with respect to such Swing Line Loan Advance or the Loan Documents.  Each Revolving Loan Lender’s obligation to purchase its Pro Rata Share of an outstanding Swing Line Loan Advance pursuant to this Section 3.2(C) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (c) the failure to satisfy any condition precedent of this Agreement, or (d) any other occurrence, event or condition, whether or not similar to any of the foregoing.

If any Revolving Loan Lender fails to make available to Agent for the account of Swing Line Lender any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Article 3 by the time specified in this Section, Swing Line Lender shall be entitled to recover from such Revolving Loan Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of (i) the Federal Funds Rate, or (ii) the Adjusted LIBOR Market Index Rate, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  A certificate of Swing Line Lender submitted to any Revolving Loan Lender (through Agent) with respect to any amounts owing under this paragraph shall be conclusive absent manifest error.

3.3           The Swing Line Note.  Borrowers’ obligation to repay the Swing Line Loan shall be evidenced by the Swing Line Note.

3.4           Interest Rate.  During the entire term of the Swing Line Note, the outstanding principal balance of the Swing Line Note shall bear interest at the Adjusted LIBOR Market Index Rate.

3.5           Payments of Principal and Interest.

(A)          On the first Interest Payment Due Date following the date of the Swing Line Note, and on each successive Interest Payment Due Date thereafter until the entire indebtedness evidenced by the Swing Line Note is paid in full, Borrowers shall pay to Agent for the account of Swing Line Lender all accrued and unpaid interest on the outstanding principal balance of the Swing Line Note.

(B)           If not earlier demanded by Swing Line Lender pursuant to Section 11.3 hereof, the outstanding principal balance of the Swing Line Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Agent for the account of Swing Line Lender on the Swing Line Loan Maturity Date.

3.6           Use of Proceeds of Swing Line Loan.  The proceeds of the Swing Line Loan shall be used for Borrowers’ general short-term working capital and general corporate purposes.

3.7           Failure to Purchase Pro Rata Share of Swing Line Loan Advances.  The failure of any Revolving Loan Lender to purchase its Pro Rata Share of any Swing Line Loan Advance as required in Section 3.2(C) shall not relieve any other Revolving Loan Lender of its obligation hereunder to purchase its Pro Rata Share of such Swing Line Loan Advance, but no Revolving Loan Lender shall be responsible for the failure of any other Revolving Loan Lender to purchase its Pro Rata Share of any Swing Line Loan Advance.

ARTICLE IV

4.             LETTERS OF CREDIT

4.1           Issuance of Letters of Credit.  Subject to the terms hereof, from time to time until the Revolving Loan Maturity Date, Borrower may request Issuing Lender to issue, and Issuing Lender agrees to issue, Letters of Credit for the account of Borrower from time to time on any Business Day in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Letter of Credit Commitment on such Business Day.  No Letter of Credit shall have an expiration date (including all rights of Borrower or the beneficiary to require renewal) later than the earlier of (i) 30 days before the Revolving Loan Maturity Date, or (ii) one year after the date of issuance thereof.  In order for a Letter of Credit to be issued, a Borrower’s Representative shall deliver a Notice of Issuance to Agent and Issuing Lender not later than 1:00 p.m. (Charlotte, North Carolina time) on a date not less than three (3) Business Days prior to the date the issuance of such Letter of Credit is sought, such Notice of Issuance to be accompanied by the form of the Letter of Credit to be issued.  If (i) the requested form of such Letter of Credit is acceptable to Issuing Lender in its discretion, and (ii) if required by Agent and Issuing Lender, upon execution and delivery of a Letter of Credit Agreement in form and substance satisfactory to Agent and Issuing Lender, Issuing Lender will, subject to the other terms and conditions of this Agreement, issue such Letter of Credit.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

4.2           Reimbursement and Other Payments. Borrowers agree to pay to Agent immediately upon demand of Agent or Issuing Lender for reimbursement to Issuing Lender (i) at the time when Issuing Lender shall pay any draft presented under any Letter of Credit, a sum equal to the amount so paid under such Letter of Credit, plus (ii) interest on any amount remaining unpaid by Borrowers to Issuing Lender under clause (i) above from such time until payment in full at an interest rate equal to (x) until the end of the Business Day next following the payment of any draft, the Adjusted LIBOR Market Index Rate, and (y) thereafter, the Adjusted LIBOR Market Index Rate plus two percent (2.0%).

4.3           Additional Remedies.  In addition to any rights and remedies the Lender Parties may otherwise have under this Agreement, if (i) any Default shall have occurred, Agent or Issuing Lender may in their discretion by notice to Borrowers, declare the obligation of Issuing

Lender to issue any Letter of Credit to be terminated, whereupon the obligation of Issuing Lender to issue any Letter of Credit shall forthwith terminate, and (ii) any Event of Default shall have occurred, Agent may make demand upon Borrowers to, and forthwith upon such demand Borrowers will pay to Agent in same day funds at Agent’s office designated in such demand, for deposit in a special Cash Collateral Account to be maintained with Collateral Agent, an amount equal to the maximum amount then available to be drawn under the Letters of Credit.   The Cash Collateral Account shall be in the name of Borrowers, but under the sole dominion and control of Collateral Agent, and shall be held and disbursed as follows:

(A)          Collateral Agent may from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, and all such investments and reinvestments shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account.

(B)           If at any time Agent or Collateral Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than claims arising under this Agreement or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, Borrowers will, forthwith upon demand by Agent or Collateral Agent, pay to Collateral Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such maximum amount at such time available to be drawn under the Letters of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which Agent or Collateral Agent determine to be free and clear of any such right and claim.

(C)           Borrower hereby assigns, transfers and sets over, and grants to Collateral Agent a Lien on and upon, the Cash Collateral Account, including all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the Secured Obligations.  Borrower agrees that, to the extent notice of sale of any securities shall be required by Law, at least five Business Days’ Notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it may be so adjourned.

(D)          Subject to the provisions of the Intercreditor Agreement, Collateral Agent may, at any time or from time to time, apply funds from time to time held in the Cash Collateral Account to the payment of (i) any Reimbursement Obligation, and (ii) upon termination of all Letters of Credit and payment in full of all the Reimbursement Obligation, to the other Secured Obligations in such order as Collateral Agent may elect.

(E)           Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account.

4.4           No Liability of Issuing Lender.  Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.  In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

4.5           Indemnification.  In addition to any other indemnification obligation of Borrower under this Agreement or any other Loan Document, Borrowers hereby agree to indemnify and hold the Lender Parties harmless from and against any and all Indemnified Losses which the Lender Parties may incur or which may be claimed against the Lender Parties by any Person by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make lawful payment under, any Letter of Credit.

4.6           Pro Rata Participation, Drawing and Reimbursement With Respect to Letters of Credit.

(A)          Without any further action on the part of any Lender Party, effective immediately upon the issuance of any Letter of Credit issued under this Agreement, Issuing Lender will be deemed to have sold, transferred, and assigned to each Revolving Loan Lender at such time, and each Revolving Loan Lender will have been deemed to have purchased and accepted from Issuing Lender, such Revolving Loan Lender’s Pro Rata Share of Issuing Lender’s interest in the applicable Letter of Credit (such Pro Rata Share to be determined without taking into account such Revolving Loan Lender’s obligation to purchase as provided in this Section 4.6), which purchase shall unconditionally obligate each Revolving Loan Lender to purchase from Issuing Lender such Revolving Loan Lender’s Pro Rata Share of any Letter of Credit Advance in accordance with the provisions of Section 4.6(C) below, and upon such purchase, shall entitle each Revolving Loan Lender, in accordance with and subject to the provisions of this Agreement, to receive such Revolving Loan Lender’s Pro Rata Share of any and all payments made by Borrower with respect to the applicable Letter of Credit and whether required hereunder or under any Letter of Credit Agreement.

(B)           The payment by Issuing Lender of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by Issuing Lender of a Letter of Credit Advance in the amount of such draft.

(C)           Upon written demand by Issuing Lender, with a copy of such demand to Agent, each Revolving Loan Lender shall purchase from Issuing Lender, and Issuing Lender shall sell and assign to each such Revolving Loan Lender, such Revolving Loan Lender’s Pro Rata Share of any outstanding Letter of Credit Advance as of the date of such purchase, by making available to Agent for the account of Issuing Lender, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Revolving Loan Lender.  If such Revolving

Loan Lender shall pay to Agent such amount for the account of Issuing Lender, such amount so paid in respect of principal shall constitute a Revolving Loan Advance made by such Revolving Loan Lender for purposes of this Agreement, and the outstanding amount of the Letter of Credit Advances shall be reduced by such amount.  Promptly after receipt thereof, Agent shall transfer such funds to Issuing Lender.  Borrower hereby agrees to each such sale and assignment.  Each Revolving Loan Lender unconditionally agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by Issuing Lender, provided notice of such demand is given not later than 11:00 a.m. (Charlotte, North Carolina time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by Issuing Lender to any Revolving Loan Lender of a portion of a Letter of Credit Advance, Issuing Lender represents and warrants to such Revolving Loan Lender that Issuing Lender is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Lender Party.  If and to the extent that any Revolving Loan Lender shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Revolving Loan Lender agrees to pay to Agent forthwith on demand of Agent such amount together with interest thereon, for each day from the date of demand by Issuing Lender until the date such amount is paid to Agent for its account or the account of Issuing Lender, as applicable, at a rate per annum equal to the greater of (i) the Federal Funds Rate, or (ii) the Adjusted ABR Rate.

4.7           Failure to Purchase Pro Rata Share of Letter of Credit Advances.  The failure of any Lender to purchase its Pro Rata Share of any Letter of Credit Advance as required in Section 4.6 shall not relieve any other Lender of its obligation hereunder to purchase its Pro Rata Share of such Letter of Credit Advance, but no Lender shall be responsible for the failure of any other Lender to purchase its Pro Rata Share of any Letter of Credit Advance.

4.8           Letter of Credit Reports.  Issuing Lender shall furnish to Agent and each Revolving Loan Lender on request (such request to be made not more frequently than monthly) a written report summarizing issuance and expiration dates of the Letters of Credit issued by Issuing Lender and drawings under all Letters of Credit.

ARTICLE V

5.             THE TERM LOAN

5.1           General Terms.  Subject to the terms hereof, Term Loan Lenders will lend to Borrowers in a single Term Loan Borrowing at the Closing, an amount which shall not exceed the Term Loan Commitment, which Term Loan Borrowing shall consist of Term Loan Advances made simultaneously by the Term Loan Lenders Pro Rata.

5.2           The Term Notes.  Borrowers’ obligation to repay the Term Loan shall be evidenced by the Term Notes.

5.3           Interest Rate.  Interest on the Term Loan shall be calculated as follows:

(A)          Except as provided in the immediately succeeding subparagraphs (B) and (C), during the entire term of the Term Notes, the outstanding principal balance of the Term Notes shall bear interest at the Adjusted LIBOR Market Index Rate.

(B)           A Borrower’s Representative may from time to time deliver to Agent a Notice of Borrowing or a Notice of Continuation/Conversion, electing to have all or a portion of the outstanding principal balance of the Term Loan accrue interest based on the LIBOR Rate, in which case the applicable LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate during the applicable LIBOR Rate Interest Period.  Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower’s Representative shall not have timely and properly delivered a Notice of Conversion/Continuation electing a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then the applicable LIBOR Rate Borrowing shall automatically bear interest at the Adjusted LIBOR Market Index Rate.

(C)           A Borrower’s Representative may from time to time deliver to Agent a Notice of Borrowing or a Notice of Continuation/Conversion, electing to have all or a portion of the outstanding principal balance of the Term Loan accrue interest based on the ABR Rate, in which case such ABR Rate Borrowing shall bear interest at the Adjusted ABR Rate.  Such ABR Rate Borrowing shall continue to bear interest at the Adjusted ABR Rate until such time as a Borrower’s Representative shall have delivered to Agent a Notice of Continuation/Conversion, electing to have such ABR Borrowing bear interest at the Adjusted LIBOR Market Index Rate or the Adjusted LIBOR Rate.

(D)          Notwithstanding the foregoing, there shall not be more than four (4) Borrowings outstanding at any time with respect to the Term Loan.

5.4           Payments of Principal and Interest.  Principal and interest on the Term Loan shall be payable as follows:

(A)          On the first Interest Payment Due Date following the date of the Term Notes, and on each successive Interest Payment Due Date thereafter until the entire indebtedness evidenced by the Term Notes is paid in full, Borrowers shall pay to Agent for the account of the Term Loan Lenders (based on each Term Loan Lender’s Term Loan Credit Percentage at such time) all accrued and unpaid interest on the outstanding principal balance of the Term Notes.

(B)           On the first Principal Payment Due Date following the date of the Term Notes, and on each successive Principal Payment Due Date thereafter until the entire indebtedness evidenced by the Term Notes is paid in full, Borrowers shall pay to Agent for the account of the Term Loan Lenders (based on each Term Loan Lender’s Term Loan Credit Percentage at such time) a principal payment each in the amount of (i) on the first twenty-four (24) Principal Payment Due Dates, $458,333.33; and (ii) thereafter, $666,667.00.

(C)           If not earlier demanded pursuant to Section 11.3 hereof, the outstanding principal balance of the Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Agent for the account of the Term Loan Lenders (based on each Term Loan Lender’s Term Loan Credit Percentage at such time) on the Term Loan Maturity Date.

5.5           Use of Proceeds of Term Loan.  The proceeds of the Term Loan shall be used to refinance Existing Indebtedness of Borrowers and to purchase certain assets in accordance with the terms of the Air Products APA.

ARTICLE VI

6.             PAYMENTS, ADDITIONAL COSTS, ETC.

6.1           Payment to Agent.

(A)          All monies payable to Lender Parties under this Agreement or under any other Loan Document shall be paid directly to Agent in immediately available funds at the Place for Payment.  If Agent shall send Borrowers statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrowers unless Borrower notifies Agent to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.  Alternatively, at its discretion, Agent may charge against any deposit account of Borrower all or any part of any amount owed by Borrower hereunder.

(B)           All payments to be made by Borrower hereunder will be made to Agent not later than 1:00 p.m. at the Place for Payment.  Payments received after 1:00 p.m. at the Place for Payment shall be deemed to be payments made prior to 1:00 p.m. at the Place for Payment on the next succeeding Business Day.  Borrower hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment of amounts due hereunder to be made.

(C)           At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Agent the Loan or other obligation of Borrower hereunder to which such payment is to be applied.  In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Agent may apply such payments as it may determine in its discretion.

6.2           Late Payments.  If any scheduled payment, whether principal, interest or principal and interest, is late fifteen (15) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the lesser of $10,000.00 or the maximum amount allowed by applicable Laws.  The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Lender Parties may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest on all Loans immediately due and payable.

6.3           Prepayment.

(A)          Borrower may prepay or cause to be prepaid the principal of the Loans in whole or, from time to time, in part, without premium or penalty; provided, however, that except as may be agreed between Borrower and Swing Line Lender with respect to the Swing Line Loan, partial prepayments shall be in an aggregate principal amount of not less than $25,000.00 (or, if greater, in integral multiples of $25,000.00 in excess thereof).

(B)           All partial prepayments, whether voluntary or mandatory, shall be applied against principal and interest as Agent may determine in its discretion (subject to the provisions of the Intercreditor Agreement), provided that no prepayment shall entitle Borrowers to cease making any payment as otherwise scheduled hereunder.

(C)           No prepayment of any Loan shall alter the notional amount of any transaction under any Lender Party Swap Document or otherwise affect any Borrower Party’s obligations under any Lender Party Swap Documents, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Lender Party Swap Documents.

6.4           Default Rate.  Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Interest Rate payable on the Loans shall be the Default Rate.

6.5           No Setoff or Deduction.  All payments of principal of and interest on the Loans and other amounts payable by Borrowers hereunder shall be made by Borrowers without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority, or by any department, agency or other political subdivision or taxing authority.  If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, Borrowers will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrowers will furnish to Agent certified copies of all tax receipts evidencing the payment of such amounts within 30 days after the date any such payment is due pursuant to applicable Laws.

6.6           Payment on Non-Business Day; Payment Computations.  Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (unless such next succeeding Business Day does not fall within the same calendar month, in which case the maturity thereof shall be shortened to the immediately preceding Business Day).  In the case of any extension in the time for payment of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

6.7           Indemnification.  If Borrowers make any payment of principal with respect to any LIBOR Rate Borrowing on any other date than the last day of a LIBOR Rate Interest Period applicable thereto, or if Borrowers fail to borrow any LIBOR Rate Borrowing after notice has been given to Agent in accordance with this Agreement, or if Borrowers fail to make any payment of principal or interest in respect of any LIBOR Rate Borrowing when due, Borrowers shall reimburse the applicable Lender on demand for any resulting loss or expense incurred by such Lender, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Lender shall have funded or committed to fund such LIBOR Rate Borrowing.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by such Lender and submitted by such Lender to Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation.  Calculation of all amounts payable to a Lender under this Section shall be made as though such Lender shall have actually funded or committed to fund such LIBOR Rate Borrowing through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Rate Borrowing in the relevant market and having a maturity comparable to the related LIBOR Rate Interest Period and through the transfer of such deposit to a domestic office of such Lender in the United States; provided, however, that each Lender may fund such LIBOR Rate Borrowing in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

6.8           360-Day Year.  All interest payable under the Notes and all fees payable to Lender Parties shall be calculated on the basis of a 360-day year by multiplying the applicable amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

6.9           No Requirement to Actually Obtain Funds.  Notwithstanding the fact that the Interest Rate pursuant to the Loans may be calculated based upon Lender’s cost of funds, Borrowers agree that Lender shall not be required actually to obtain funds from such source at any time.

6.10         Usury Limitation.  If at any time the Interest Rate payable on the Loans shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the Interest Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Lender shall be credited as a partial prepayment of principal.

6.11         Ratable Sharing.  If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Credit Agreement Obligation hereunder (whether voluntary, involuntary, through the exercise of any right of set off or otherwise) in excess of its Pro Rata Share of payments or reductions on account of such Credit Agreement Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Credit Agreement Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 6.11 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

ARTICLE VII

7.             CONDITIONS PRECEDENT

The obligation of Lenders to make the Loans and any Advance hereunder, and the obligation of Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent:

7.1           Documents Required for the Closing.  Prior to or concurrently with the Closing, the following instruments and documents, duly executed by all proper Persons and in form and substance satisfactory to Agent and Collateral Agent, shall have been delivered to Agent:

(A)          This Agreement;

(B)           The Notes;

(C)           The Intercreditor Agreement and copies of the Prudential Loan Documents;

(D)          The Pledge Agreement, together with the original stock certificates, stock powers and other items required to be delivered thereunder;

(E)           The Mortgages, together with the following:

(1)           Evidence that the Mortgages have been duly recorded in all filing or recording offices that Collateral Agent may deem necessary or desirable in order to create a valid Lien on the Mortgaged Property in favor of Collateral Agent subject to no other Liens, and that all filing and recording taxes and fees have been paid;

(2)           The Title Insurance Policies, with the Required Endorsements and in an amount acceptable to Collateral Agent, issued, coinsured and reinsured by the Title Insurance Companies, insuring the Mortgages to be a valid Lien on the Mortgaged Property, free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s Liens), excepting only Permitted Liens and other Liens approved by Collateral Agent in its discretion, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as Collateral Agent may deem necessary or desirable;

(3)           Such consents and agreements of lessors, lessees, and other Third Parties, and such estoppel letters and other confirmations, as Collateral Agent may deem necessary or desirable;

(4)           Evidence that all other action that Collateral Agent may deem necessary or desirable in order to create a valid Lien on the Mortgaged Property has been taken;

(F)           The Closing Certificates;

(G)           The Financing Statements, together with evidence that such Financing Statements have been duly recorded in all filing or recording offices that Collateral Agent may deem necessary or desirable in order to perfect Collateral Agent’s Lien on the Collateral, and that all filing and recording taxes and fees have been paid;

(H)          With respect to each Borrower Party (other than a Borrower Party that is an individual), a certificate of an officer or other representative acceptable to Agent dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Borrower Party signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

(1)           A copy of the resolutions of such applicable Person’s Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

(2)           A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person’s Organizational Documents filed with such secretary of state (or similar Governmental Authority);

(3)           A copy of such Person’s other Organizational Documents;

(I)            A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower Party (other than a Borrower Party that is an individual) is organized as to the existence and good standing of each such Person within such Jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral is located as to the qualification and good standing of Borrower Party as a foreign entity doing business in each such state;

(J)            A written opinion of counsel to Borrowers, dated as of the date of Closing and addressed to Lender Parties, in form and substance acceptable to Agent;

(K)          The Most Recent Financial Statements and the Closing Balance Sheet, each in form and substance acceptable to Agent;

(L)           Certificates, in form and substance satisfactory to Agent, attesting to the Solvency of Borrowers and after giving effect to the transactions contemplated hereby;

(M)         UCC-11 reports showing no Liens superior to the Collateral Agent’s Lien, except for the Permitted Liens;

(N)          An ALTA form survey of each parcel of Mortgaged Property, each such survey to be in form and substance reasonably satisfactory to Collateral Agent, certified to Collateral Agent and the applicable Title Insurance Company and prepared by a land surveyor duly registered and licensed in the state in which the applicable Mortgaged Property is located and acceptable to Collateral Agent, showing all buildings and other improvements, the location of any easements, rights of way, building set back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to Collateral Agent, and either (i) evidence satisfactory to Collateral Agent that none of the Mortgaged Property is located in a flood hazard area, or (ii) a flood insurance policy satisfactory to Collateral Agent;

(O)          An appraisal of the Equipment and Mortgaged Property to be owned by the Borrower Consolidated Group after the Closing, made at Borrower’s expense, which must be by an appraiser engaged and approved by Agent, and in form and substance satisfactory to Agent, and reflecting a value of the Collateral satisfactory to Agent;

(P)           An environmental/hazardous substances survey and report with respect to the Mortgaged Property, as approved by Collateral Agent;

(Q)          Except as may be waived by Collateral Agent, copies of any Assigned Leases then in effect, together with any guaranties of such Assigned Leases and estoppel certificates and subordination, attornment and non-disturbance agreements with respect thereto, all in form and substance acceptable to Collateral Agent;

(R)           Copies of the Air Products APA Documents, and evidence of the closing of the purchase and sale the subject thereof;

(S)           Evidence satisfactory to Collateral Agent that Borrowers have obtained all insurance policies as required under this Agreement or any of the other Loan Documents, together with evidence satisfactory to Collateral Agent that all premiums therefore have been paid and that all such policies are in full force and effect; and

(T)           Receipt and approval by Agent and Collateral Agent of all other items reasonably required to be provided to Agent and Collateral Agent, and not otherwise set forth above.

7.2           Certain Events Required for Closing and for all Advances.  At the time of the Closing and at the time of each Advance, Agent shall be satisfied that:

(A)          No Default shall have occurred and be continuing;

(B)           No Material Adverse Change shall have occurred;

(C)           All of the Loan Documents shall have remained in full force and effect, and no Borrower Party shall have questioned or challenged the enforceability of any provision of any of the Loan Documents;

(D)          Borrowers shall have paid the Fees and all other fees, expenses, costs and other amounts then owing to Lender Parties;

(E)           All Indebtedness to be prepaid, redeemed or defeased with the proceeds of any Advance shall have been satisfied and extinguished contemporaneously therewith;

(F)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Borrower Party pending or threatened before any court, governmental agency or arbitrator that (i) except as set forth on the attached Schedule 7.2(F), would reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby;

(G)           All Governmental Approvals necessary in connection with the Loan Documents and the transactions contemplated hereby and thereby shall have been obtained (without the imposition of any conditions that are not acceptable to Agent) and shall remain in effect other than such Governmental Approvals the failure to obtain which shall not affect the enforceability, validity or binding effect of any of the Loan Documents; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no Law shall be applicable in the judgment of Agent that restrains, prevents or imposes materially adverse conditions upon the Loan Documents and the transactions contemplated hereby and thereby;

(H)          Borrower will be able to meet its obligations under all Plans, that the Plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such Plan and that no termination of, or withdrawal from, any such Plan has occurred or is contemplated that could result in a material liability;

(I)            There shall have been delivered to Collateral Agent evidence of insurance naming Collateral Agent as insured and loss payee (as applicable) with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to Collateral Agent or as otherwise required under any Loan Document; and

(J)            There shall have been delivered to Agent the Collateral Reports and Compliance Certificates as required under this Agreement and reflecting compliance with the terms of this Agreement.

7.3           Legal Matters.  At the time of Closing, and the disbursement of each Advance, all legal matters incidental thereto shall be satisfactory to Burr & Forman LLP, counsel to Agent and Collateral Agent.

7.4           Election to Make Advances Prior to Satisfaction of Conditions Precedent.  In the event Lender Party, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Lender Party to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE VIII

8.             COLLATERAL SECURITY

8.1           Grant of Lien.

(A)          As security for the prompt satisfaction of all Secured Obligations, Borrower hereby assigns, transfers, and sets over to Collateral Agent all of Borrower’s Interest in and to, and grants Collateral Agent a Lien on, upon and in the Collateral.

(B)           No submission by Borrower to Collateral Agent of a schedule or other particular identification of Collateral shall be necessary to vest in Collateral Agent security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Collateral Agent immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by Borrower or by Collateral Agent.

8.2           Maintenance of Lien.

(A)          Borrower authorizes Collateral Agent to file one or more Financing Statements (including initial financial statements and continuation and amendment statements) to perfect Collateral Agent’s Lien in the Collateral pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Collateral Agent.

(B)           Borrower hereby appoints Collateral Agent as its attorney-in-fact (without requiring Collateral Agent to act as such) to file any Financing Statement in the name of Borrower, and to perform all other acts that Collateral Agent deems appropriate to perfect and continue Collateral Agent’s Lien and to protect and preserve the Collateral.

(C)           In connection with Collateral Agent’s Lien, Borrower will:

(1)           Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents and Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to Collateral Agent as Collateral Agent, from time to time, may specify, and pay, or reimburse Collateral Agent upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Collateral Agent may designate; and

(2)           Take such other steps as Collateral Agent, from time to time, may direct to protect, perfect, and maintain Collateral Agent’s Lien.

ARTICLE IX

9.             REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Lender Parties (provided that it is understood that each Borrower is making its representations only on its own behalf, and only to the extent of its knowledge with respect to any other Borrower), knowing that Lender Parties will rely on such representations and warranties as an inducement to make the Loans, that:

9.1           Existence.  Each of KMG Chemicals and KMG ECI is a duly organized and existing Texas corporation in good standing, is duly qualified and in good standing as a foreign corporation in each other Jurisdiction where the failure to be so qualified might reasonably be expected to have a Material Adverse Effect.  KMG-Bernuth is a duly organized and existing Delaware corporation in good standing, is duly qualified and in good standing as a foreign corporation in each other Jurisdiction where the failure to be so qualified might reasonably be expected to have a Material Adverse Effect.  Each of KMG Chemicals, KMG-Bernuth and KMG ECI has full power and authority to consummate the transactions contemplated by this Agreement.  Each other Member of the Borrower Consolidated Group is duly organized, validly existing and in good standing under the Laws of its Jurisdiction of organization, and is duly qualified and in good standing as a foreign corporation or other entity in each other Jurisdiction where the failure to be so qualified might reasonably be expected to have a Material Adverse Effect.

9.2           Authority.  The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by each Borrower Party a party thereto.  All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of each Borrower Party a party thereto, enforceable in accordance with their respective terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors’ rights generally and principles of equity), and Lender Parties will be entitled to the benefits of all of the Loan Documents.

9.3           Equity Owners and Equity Agreements.  Set forth on Schedule 9.3 is a complete and accurate list of (i) all holders of the Equity Interests of the Members of the Borrower Consolidated Group (other than KMG Chemicals), showing as of the Closing the Equity Interests owned by each Equity Owner, which Equity Interests have been validly issued, are fully paid and non-assessable, and are owned by such Persons free and clear of all Liens; and (ii) all the Equity Agreements.

9.4           Name.  Set forth on Schedule 9.4 is a complete and accurate list of (i) all names under which Borrowers have done business in the last six years; and (ii) the names of all Persons whose assets (x) were acquired in the last six years by Borrower outside of Borrower’s Ordinary Course of Business, (y) were included as assets of Borrowers on the Most Recent Financial Statements with a market value of more than $250,000.00, and (z) constitute part of the Collateral.

9.5           Material Contracts.  Set forth on Schedule 9.5 is a complete and accurate list of all of the Material Contracts.

9.6           Consents or Approvals.

(A)          Except for approvals, authorizations already obtained and remaining in effect, and notices to and filings already given and made, no consent or approval of any Third Person, and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required with respect to the operation of

Borrower’s business (unless the failure to obtain or file such approvals, authorizations, notices and filings would not reasonably be expected to have a Material Adverse Effect).

(B)           No consent of any Third Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person that is required has not been obtained either (i) for the due execution, delivery, recordation, filing or performance by any Borrower Party of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by Borrower of Collateral Agent’s Lien, (iii) for the perfection or maintenance of Collateral Agent’s Lien, except for the recording of the Mortgages and the Financing Statements, or (iv) for the exercise by Lender Parties of their rights or remedies provided for in this Agreement or in any of the other Loan Documents (except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral).  All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower to enter into and perform its obligations under this Agreement.

9.7           Violations or Actions Pending.  There are no actions, suits, or proceedings pending or, to the best of Borrower’s knowledge, threatened, which might reasonably be expected to have a Material Adverse Effect or which might reasonably be expected to impair the value of the Collateral.  No Member of the Borrower Consolidated Group is in violation of any agreement the violation of which will have, or might reasonably be expected to have, a Material Adverse Effect, and no Member of the Borrower Consolidated Group is in violation of any order, judgment or decree of any court, or any statute or governmental regulation to which such Member of the Borrower Consolidated Group is subject with respect to which the violation thereof which will have, or might reasonably be expected to have, a Material Adverse Effect.  The execution and performance of any Loan Document by Borrower will not result in any breach of or default under any mortgage, lease, credit or loan agreement or any other instrument which may bind or affect Borrower.

9.8           Affiliates.  Borrower has no Affiliates (other than officers and directors) except (i) as disclosed on the attached Schedule 9.8, or (ii) Affiliates with a Tangible Net Worth of less than $1,000,000.00.

9.9           Existing Indebtedness.  No Member of the Borrower Consolidated Group is in default with respect to any of the Existing Indebtedness.

9.10         Defaults Under Material Contracts.  There is not existing any default or event of default under any Material Contract which might reasonably be expected to have a Material Adverse Effect.

9.11         Tax Returns.  All federal, state, local and other tax returns and reports of the Borrower Consolidated Group required by Laws to have been completed and filed have been completed and duly filed, and all taxes, assessments and withholdings shown on such returns or billed to a Member of the Borrower Consolidated Group have been paid, and the Borrower Consolidated Group maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings.  There are no unpaid assessments pending against any Member of the Borrower Consolidated Group for any taxes or withholdings, and Borrower knows of no basis therefor.

9.12         Financial Statements. All Financial Statements heretofore given and hereafter given to Lender Parties are and will be true and complete in all material respects as of their respective dates and prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain as of the respective dates thereof, and upon delivery to Lender Parties, no Material Adverse Change has or will have occurred after the respective date thereof, except as may be disclosed in writing to Bank.

9.13         Good and Marketable Title. Borrower has good and marketable title to all of its assets, including, without limitation, Borrower’s Interest in the Collateral, subject to no Liens, except for Permitted Liens.

9.14         Real Property Locations.  Set forth on Schedule 9.14 is a complete and accurate list of the Real Property, showing as of the date hereof the street address, county or other relevant jurisdiction, state, and record owner thereof.

9.15         Solvency.  Borrower is Solvent.

9.16         ERISA.  Each Plan is and has been administered in compliance in all material respects with all applicable Laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code.  No ERISA Event has occurred and is continuing or, to the knowledge of Borrower, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.   No Plan has any Unfunded Pension Liability, and neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect..

9.17         Priority of Liens.  Collateral Agent’s Lien constitutes a first Lien against the Collateral, prior to all other Liens, including those which may hereafter accrue, except for the Permitted Liens.

9.18         Patents, Copyrights, Etc.  Except as disclosed on Schedule 9.18 (i) Borrower has no patents, trademarks, trade names, service marks or copyrights, and (ii) no Collateral is subject to any license agreement relating to patents, trademarks, trade names, service marks, or copyrights, which could, directly or indirectly, preclude or render impracticable the realization of Collateral Agent’s Lien or materially diminish the value of such Collateral.  Upon the occurrence of any Default and demand of Collateral Agent, Borrower shall promptly execute and deliver to Collateral Agent a Patent and Trademark Security Agreement in form and substance as may be reasonably required by Collateral Agent, in order to grant to Collateral Agent a Lien in all of Borrower’s patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof.

9.19         Accuracy of Documents.  All documents furnished to Lender Parties by or on behalf of any Borrower Party as part of or in support of the application for the Loans or the Loan Documents are true, correct, complete and accurately represent the matters to which they pertain.

9.20         Environmental Matters. Except as disclosed on Schedule 9.20, or except as would not reasonably be expected to give rise to a Material Adverse Change, (a) no Member of the Borrower Consolidated Group nor the Mortgaged Property is in material violation of or subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority or any remedial obligations under any applicable Environmental Laws, and Borrower will promptly notify Agent if any Responsible Officer becomes aware of any such investigation or inquiry; (b) except for Governmental Approvals already obtained, no Member of the Borrower Consolidated Group has obtained or is required to obtain any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment by reason of any Environmental Laws; and (c) Borrower covenants and agrees that it will not cause there to be any material violation of any Environmental Law in connection with the disposal or release of Petroleum Products, Hazardous Substances, Hazardous Materials or Solid Wastes.

9.21         Condemnation. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Mortgaged Property, or any interest therein, or to enjoin or similarly prevent the use of the Mortgaged Property.

9.22         Assigned Agreements.

(A)          Borrower is (or, with respect to any Assigned Agreement hereafter made, will be) the sole owner and holder of Borrower’s Interest in each Assigned Agreement, and Borrower has not transferred or otherwise assigned any interest of Borrower as a party to any Assigned Agreement;

(B)           Each of the Assigned Agreements is (or, with respect to any Assigned Agreements hereafter made, will be) valid and enforceable in accordance with its respective terms, and in full force and effect, and has not been (or, with respect to any Assigned Agreements hereafter made, will not be) altered, modified or amended in any manner whatsoever except as permitted in this Agreement;

(C)           None of the Rents have been or will be assigned, pledged or in any manner transferred or hypothecated, except pursuant to this Agreement, and

(D)          None of the Rents, for any period subsequent to the date of this Agreement, has been or will be collected more than thirty (30) days in advance of the time when such Rents become due under the terms of the Assigned Leases.

9.23         Full Disclosure.  All material factual information heretofore or contemporaneously furnished to Lender Parties by or on behalf of the Borrower Consolidated Group for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to Lender Parties in writing by or on behalf of the Borrower Consolidated Group will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is date or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not materially misleading.

9.24         Regulated Industries.  Borrower is not an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

9.25         Insurance.  The assets, properties and business of the Borrower Consolidated Group are insured against such hazards and liabilities, under such coverages and in such amounts, as are required under Section 10.4 of this Agreement.

9.26         Anti-Terrorism Laws.

(A)          General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(B)           Executive Order No. 13224.

(1)           Neither Borrower nor any Affiliate of Borrower is any of the following (each a “Blocked Person”):

(a)           A Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b)           A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c)           A Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)           A Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e)           A Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f)            A Person who is affiliated with a Person listed above.

(2)           Neither Borrower nor any Affiliate of Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

9.27         Securities Laws.  Borrower has filed and will continue to file when and as due all reports required under Section 15(b) of the Securities Exchange Act of 1934 (provided that any delayed filing shall not constitute a Default so long as (x) such delayed filing does not continue for more than one hundred eighty (180) days, (y) Agent is notified of the delayed filing within thirty (30) days of the original filing due date and is provided a writing setting forth with reasonable particularity the reasons for such delayed filing) and (z) if requested by Agent, Borrower will provide periodic updates with respect to the status of the delayed filing.

9.28         Continuing Effectiveness.  All representations and warranties contained herein shall be deemed continuing, continually republished, and in effect at all times while Borrower remains indebted to Lender Parties pursuant to the Loans and shall be deemed to be incorporated by reference at the time of each Advance unless Borrower specifically notifies Agent of any change therein.

ARTICLE X

10.           BORROWER’S COVENANTS

Each Borrower does hereby covenant and agree with each Lender Party that, so long as any of the Credit Agreement Obligations remain unsatisfied or any commitments hereunder remain outstanding, such Borrower at all times will comply or cause to be complied with the following covenants:

10.1         Affirmative Covenants.

(A)          Borrower will duly and promptly pay and perform all of Borrower’s Credit Agreement Obligations to Lender Parties according to the terms of this Agreement, the other Loan Documents and the Lender Party Swap Documents, and will cause each other Borrower Party to perform such other Borrower Party’s Credit Agreement Obligations to Lender Parties according to the terms of this Agreement, the other Loan Documents and the Lender Party Swap Documents.

(B)           Borrower will use the proceeds of the Loans only for the purposes permitted herein, or as Required Lenders may have otherwise approved from time to time; and Borrower will furnish Agent such evidence as it may reasonably require with respect to such uses.

(C)           Borrower will furnish or cause to be furnished to the Lender Parties:

(1)           Within forty-five days after each Quarter-End (a) an unaudited (management-prepared) income statement of the Borrower Consolidated Group for such Quarter, and (b) an unaudited (management-prepared) balance sheet of the Borrower Consolidated Group for such Quarter, all in reasonable detail with Agent having full access to all supporting schedules and comments, such income statements and balance sheets to be prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Borrower Consolidated Group, except for any inconsistencies explained therein; provided, however, that Borrower providing Bank with a copy of the Form 10-Q filed with the Securities and Exchange Commission within three (3) Business Days of such filing shall satisfy the requirements of this paragraph (1);

(2)           Within one hundred twenty (120) days after each Fiscal Year-End (a) a statement of Equity Owners’ Equity for the Borrower Consolidated Group, (b) an income statement of the Borrower Consolidated Group for such Fiscal Year, and (c) a balance sheet of the Borrower Consolidated Group as of the end of such Fiscal Year, all in reasonable detail, including all supporting schedules and comments; the statements and balance sheets to be audited by an independent certified public accountant selected by the Borrower Consolidated Group and acceptable to Agent, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Borrower Consolidated Group, except for any inconsistencies explained in such certificate; and Agent shall have the right, from time to time, to discuss any Member of the Borrower Consolidated Group’s affairs directly with such Person’s accountants, and any such accountants are authorized and directed to give Agent any information Agent may request at any time regarding the financial affairs of the Borrower Consolidated Group, and are authorized and directed to furnish Agent with copies of any documents in their possession related thereto; provided, however, that Borrower providing Bank with a copy of the Form 10-K filed with the Securities and Exchange Commission within three (3) Business Days of such filing shall satisfy the requirements of this paragraph (2);

(3)           Promptly after sending or making available or filing of the same, copies of all reports, proxy statements and financial statements (if any) that Borrower sends or makes available to its Equity Owners and all registration statements and reports that Borrower files with the Securities and Exchange Commission (or any other similar Governmental Authority) or any successor Person; and

(4)           Within forty-five (45) days after each Quarter-End, a Compliance Certificate; and

(5)           Within forty-five (45) days after each Quarter-End beginning the Quarter-End of April 30, 2008, a Collateral Report as of such Quarter-End, certified to be correct by the principal financial officer of Borrowers (together with a Schedule of Accounts and Schedule of Inventory if required under Section 10.10 of this Agreement).

(D)          Borrower will pay or cause to be paid when due (i) the Fees and all other fees and expenses owing to Lender Parties; and (ii) all expenses involved in perfecting Collateral Agent’s Lien or the priority of Collateral Agent’s Lien and all other expenses of Lender Parties related to the Loans, or the protection and preservation of the Collateral, or the interpretation, administration and enforcement of any provision of this Agreement, or the preparation and negotiation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, and

Attorneys’ Fees (including Attorneys’ Fees at trial and on any appeal by Borrower or Lender Party), real property taxes and insurance premiums.

(E)           Borrower will permit Agent, Collateral Agent and their respective agents to have access to the Collateral at reasonable times.

(F)           After the occurrence of a Default and upon demand of Agent or Collateral Agent, Borrower will cause, or permit Agent or Collateral Agent to cause, all or any part of the Mortgaged Property and other Tangible Property comprising part of the Collateral to be appraised (or reappraised) at Borrower’s expense at any time (but not more than once during any twelve-month period except (i) after an Event of Default, (ii) if required on account of the requirements of any Governmental Authority or regulatory authority, or (iii) if Agent or Collateral Agent in its reasonable discretion determines that there may have been a material diminution in the value of such Tangible Property).

(G)           If any of the information or disclosures provided on any Schedule originally attached hereto become outdated or incorrect in any material respect, Borrower shall deliver to Agent as part of a Compliance Certificate such revision or updates to such Schedule as may be necessary or appropriate to update or correct such Schedule; provided, that such revisions or updates to any such Schedule shall only be deemed to have amended, modified or superseded such Schedule as originally attached hereto, and to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule if such revisions or updates to such Schedule would not otherwise result in a separate and independent Event of Default under the other terms and provisions of this Agreement.

(H)          Borrower will certify to Agent upon request by Agent that:

(1)           Borrower has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it;

(2)           There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3)           The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate, except for those representations and warranties which relate to a specific date.

(I)            Borrower will, when requested so to do, make available for inspection and audit by duly authorized representatives of Agent or Collateral Agent any of its Records, and will furnish Agent and Collateral Agent any information regarding its business affairs and financial condition within a reasonable time after written request therefore.  Borrower shall reimburse Agent and Collateral Agent for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Lender Party pursuant to this Agreement.

(J)            Borrower will keep accurate and complete Records, consistent with customary industry practices.

(K)          Within ten (10) days of Agent’s request therefore, Borrower will furnish or cause to be furnished to Agent copies of income tax returns filed by each Member of the Borrower Consolidated Group.

(L)           Borrower will pay when due (or within applicable grace periods) all Indebtedness due Third Parties, unless the failure so to pay such Indebtedness would not give rise to a Material Adverse Change.

(M)         Borrower will notify Agent and Collateral Agent thirty (30) days in advance of any change in the Jurisdiction of organization of Borrower, any change in the location of any place of business of Borrower or of the establishment of any new place of business, or the discontinuance of any existing place of business.

(N)          Borrower will promptly notify Agent and Collateral Agent in writing if any Responsible Officer of Borrower obtains knowledge of any of the following:

(1)           The occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Borrower has taken and proposes to take with respect thereto;

(2)           The cancellation or termination of any Material Contract (other than upon the expiration of its term); and

(3)           Any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Borrower Party with any Person and relating to the borrowing of money.

(O)          Borrower will collect its Accounts and sell its Inventory only in the Ordinary Course of Business (except in connection with Permitted Transfers of Assets).

(P)           Borrower will:

(1)           Fund all its Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA;

(2)           Furnish Bank, upon request, with copies of all material reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and

(3)           Promptly advise Agent of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

(Q)          Borrower will notify Agent promptly upon Borrower (i) registering securities under Section 12 of the Securities Exchange Act of 1934 or (ii) filing a registration statement under the Securities Act of 1933.

10.2         Negative Covenants.

(A)          No Borrower will permit any Member of the Borrower Consolidated Group to engage in any business other than the Permitted Lines of Business.

(B)           No Borrower will:

(1)           permit any Member of the Borrower Consolidated Group to wind up, liquidate or dissolve its affairs or merge or consolidate with any other Person, except that the following shall be permitted: (i) Permitted Acquisitions; (ii) Permitted Transfers of Assets; (iii) any Subsidiary of KMG Chemicals (other than Borrower) may merge or consolidate with or into any other Subsidiary of KMG Chemicals; and (iv) any Subsidiary of KMG Chemicals (other than Borrower) may dissolve, liquidate or wind up its affairs at any time, provided that such dissolution, liquidation or winding up, as applicable, would not otherwise give rise to a Default or could not reasonably be expected to have a Material Adverse Effect;

(2)           change (i) its legal name or (ii) its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other Jurisdiction), until (A) it shall have given Collateral Agent not less than 10 Business Days’ prior written notice, or such lesser notice period agreed to by Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Collateral Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to Collateral Agent to maintain the perfection and priority of Collateral Agent’s Lien in the Collateral, if applicable.

(C)           No Borrower will permit any Member of the Borrower Consolidated Group to sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any part of its assets, including, without limitation, the Collateral (other than Permitted Transfers of Assets).

(D)          No Borrower will permit any Member of the Borrower Consolidated Group to consummate any Acquisition (other than Permitted Acquisitions).

(E)           Except for Subsidiaries with a Tangible Net Worth of less than $1,000,000.00 (each, an “Immaterial Subsidiary”), no Borrower will permit any Member of the Borrower Consolidated Group to create, acquire or own any Subsidiary in connection with an Acquisition or otherwise, provided that the sum of the Tangible Net Worth of all Immaterial Subsidiaries does not exceed $5,000,000.

(F)           No Borrower will permit any Member of the Borrower Consolidated Group to become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, provided that a Borrower may guaranty Indebtedness of any other Member of the Borrower Consolidated Group so long as such guaranty does not otherwise give rise to a Default (and for purposes of this paragraph (F), such contingent liability shall be included as Indebtedness of Borrower unless the same is already reflected as Indebtedness on a Consolidated Basis).

(G)           No Borrower will permit any Member of the Borrower Consolidated Group to directly or indirectly grant, make, create, incur, assume or suffer to exist (or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of), any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than Permitted Liens.

(H)          No Borrower will issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Borrower by Borrower if the same would result in a Change in Control.

(I)            No Borrower will permit any Member of the Borrower Consolidated Group to amend or modify in any material respect any of its Organizational Documents.

(J)            No Borrower will directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulation T, Regulation U or Regulation X, or any regulations, interpretations or rulings thereunder.

(K)          No Borrower will permit any Member of the Borrower Consolidated Group to treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in material compliance with all Environmental Laws or where any such failure in compliance could not reasonably be expected to result in a Material Adverse Effect.

(L)           No Borrower will permit any Member of the Borrower Consolidated Group to (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent, in its discretion, confirming compliance with this Section 10.2(L).

(M)         No Borrower will permit any Member of the Borrower Consolidated Group to make or permit any material changes in its accounting policies or reporting practices, except as may be permitted or required by Law or Generally Accepted Accounting Principles.

(N)          Borrower shall not allow KMEX to (i) cease operations of the KMEX Plant or sell, transfer, lease or otherwise dispose of the KMEX Plant, or (ii) so long as KMEX’s assets, liabilities, income and losses are included within the definition of “Consolidated Basis”, sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any material part of KMEX’s assets (other than the KMEX Plant) except in KMEX’s Ordinary Course of Business.

10.3         Financial Covenants.

(A)          Borrowers will cause the Borrower Consolidated Group to maintain at all times during the term of this Agreement:

(1)           A Fixed Charge Coverage of not less than (i) from the date of this Agreement through July 31, 2008, 1.25 to 1.0, and (ii) thereafter, 1.5 to 1.0;

(2)           A ratio of (i) Funded Debt to (ii) the sum of Funded Debt plus Equity Owners’ Equity of not more than (x) from the date of this Agreement through April 30, 2009, 60%, (y) from May 1, 2009 through April 30, 2010, 50%, and (z) thereafter, 45%; and

(3)           A ratio of Funded Debt to EBITDA of not more than (i) from the date of this Agreement through October 31, 2008, 3.5 to 1.0, and (ii) thereafter, 3.0 to 1.0.

(B)           No Borrower will permit any Member of the Borrower Consolidated Group to declare or pay any Dividends in an amount such that such declaration or payment would give rise to a Default arising out of the failure to maintain the covenants required under Section 10.3(A).

(C)           No Borrower will permit any Member of the Borrower Consolidated Group to make any Investment, other than Permitted Investments.

(D)          No Borrower will permit any Member of the Borrower Consolidated Group to incur, create, assume, or permit to exist any Indebtedness, other than Permitted Indebtedness.

(E)           Except for agreements reflected in the Most Recent Financial Statements, agreements currently in effect and listed on Schedule 10.3 (E) attached hereto, agreements which provide only for either Permitted Investments or Permitted Indebtedness, and agreements between or among Members of the Borrower Consolidated Group, no Borrower will permit any Member of the Borrower Consolidated Group to enter into any agreement, transaction or series of transactions where any Affiliate of any Member of the Borrower Consolidated Group is a party thereto, (i) except in the Ordinary Course of Business or (ii) unless the Governing Body of the applicable Member of the Borrower Consolidated Group has approved such agreement or transaction.

(F)           No Borrower will permit any Member of the Borrower Consolidated Group to enter into any agreement with respect to the Prudential Obligations, nor any of its Existing Indebtedness which is Indebtedness for borrowed money, if the effect of such agreement is to:

(1)           Increase the interest rate on such Indebtedness or Prudential Obligations, or materially change the computation or component of the interest rate or yield provisions;

(2)           Change the dates upon which payments of principal, interest or other scheduled payments are due on such Indebtedness or Prudential Obligations (other than to extend such dates);

(3)           Change any default or event of default or any definition thereof (other than to delete or make less restrictive any default provision), or shorten any grace or cure period with respect to such Indebtedness or Prudential Obligations;

(4)           Add any material covenant with respect to such Indebtedness or Prudential Obligations;

(5)           Change the redemption or prepayment provisions of such Indebtedness or Prudential Obligations (other than to extend the dates therefore or to reduce the premiums payable in connection therewith); or

(6)           Materially increase the obligations of the applicable Member of the Borrower Consolidated Group (including any increase in the principal amount of any such Indebtedness) or confer additional material rights to the holder of such Indebtedness or Prudential Obligations in a manner adverse to any Member of the Borrower Consolidated Group or Lender Party.

(G)           Borrower shall not permit the Borrower Consolidated Group to make Capital Expenditures in an aggregate amount in excess of $10,000,000.00 in any consecutive twelve-month period.

10.4         Insurance and Insurance Proceeds.

(A)          Borrower shall cause the assets, properties and business of the Borrower Consolidated Group to be insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.  Upon request of Collateral Agent, Borrower shall provide (and shall cause the other Members of the Borrower Consolidated Group to provide) Collateral Agent with insurance certificates and copies of insurance policies then in effect (it being agreed that no Member of the Borrower Consolidated Group shall be required to maintain coverages for (i) products liability insurance on Borrowers’ wood treating products, nor (ii) business interruption insurance, except for the Mortgaged Property located in Pueblo, Colorado).

(B)           Borrower shall cause (i) each general liability insurance policy to name Collateral Agent as additional insured, (ii) each casualty insurance policy insuring any Collateral to name Collateral Agent as loss payee (and with respect to any Mortgaged Property, a mortgagee), and (iii) all such policies to provide that such policies will not be canceled or materially changed without thirty (30) days prior written notice to Collateral Agent.

(C)           Any Net Cash Proceeds payable under any insurance policy on account of damage or destruction to the Mortgaged Property shall be paid to Collateral Agent as a prepayment of the principal indebtedness owing under the Term Note; provided that such Net Cash Proceeds shall be paid to Borrower so long as (1) no Event of Default exists at the time of payment, and Collateral Agent determines in its reasonable discretion that the occurrence of such casualty event would not reasonably be expected to result in an Event of Default (including an Event of Default on account of loss of income occasioned by such casualty event); and (2) as soon as reasonably practicable following the casualty event, Borrower provides evidence reasonably satisfactory to Collateral Agent that such Net Cash Proceeds will be applied (i) to the repair or restoration of the Mortgaged Property so damaged, or to the construction of a replacement facility for the property damaged or condemned, or to the expansion of the productive capacity of an existing facility in lieu thereof (and, unless waived by Required Lenders, Borrower shall execute such documents and instruments as may be necessary or appropriate in Collateral Agent’s reasonable discretion to cause such replacement facility or expanded facility to constitute part of the Collateral); or (ii) if approved by Collateral Agent, to the purchase of other assets to be used in the operation of the business of a Member of the Borrower Consolidated Group.

10.5         Borrower’s General Covenants and Agreements Pertaining to the Collateral.  Borrower covenants and agrees that:

(A)          The addresses of Borrower’s principal place of business (or chief executive office if more than one), the office where Borrower keeps and will keep Borrower’s Records, including, without limitation, those Records concerning all of Borrower’s Accounts and the other Collateral, and the place or places at which all of Borrower’s Inventory, Equipment and other Tangible Property is and will be located are correctly set forth on Schedule 10.5(A); and Borrower shall immediately advise Agent and Collateral Agent in writing of any change in any of said addresses.  Borrower shall not remove such Records from the place or places set forth on Schedule 10.5(A), nor shall Borrower keep any of such Records at any other locations unless (i) Borrower gives Agent and Collateral Agent at least 10 days’ written notice thereof and of the new location, and (ii) the new location is within the continental United States of America.  Borrower shall give Agent and Collateral Agent at least 10 days’ prior written notice of Borrower’s opening of any new office or place of business, and any such office or place of business shall be within the continental United States of America.

(B)           Subject to any Permitted Transfers of Assets, Borrower is and shall remain the owner of all real estate on which any of the locations described in subparagraph (A) next above are located; or if not, except as otherwise agreed to by Agent or Collateral Agent, Borrower has heretofore obtained from each owner of said real estate a written waiver or subordination (in form and substance reasonably satisfactory to Agent and/or Collateral Agent) of any landlord’s Lien or other Lien said owner might have with respect to the Collateral, and Borrower has delivered the same to Collateral Agent.

(C)           Upon request of Agent or Collateral Agent, Borrower shall promptly deliver to Collateral Agent the certificates of title for any motor vehicles now or hereafter included in the Collateral that are subject to the title Laws of any state of the United States of America or any other Jurisdiction and shall join with Collateral Agent in executing any applications and other documents and taking any other actions necessary or desirable in Collateral Agent’s opinion to perfect Collateral Agent’s Lien in such vehicles.  Collateral Agent may retain possession of such certificates of title until payment in full of all the Secured Obligations and/or until Collateral Agent’s Lien is terminated.

(D)          Agent and Collateral Agent may correct any and all patent errors in any financing statements filed in connection herewith.

(E)           Borrower shall furnish to Agent and Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent or Collateral Agent may request, all in reasonable detail.

(F)           Borrower shall keep and maintain at its own cost and expense satisfactory and complete Records of the Collateral, including without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.  Upon request of Agent or Collateral Agent, Borrower shall make proper entries in its books disclosing the assignment of the Collateral to Collateral Agent, and Borrower shall segregate its Records concerning the Collateral and mark the Collateral with Collateral Agent’s name or in such other manner as shall be satisfactory to Agent and Collateral Agent.  After the occurrence of and during the continuance of any Default, Borrower shall deliver and turn over to Agent or Collateral Agent any such Records at any time on demand of Agent or Collateral Agent.

(G)           Promptly upon written request of Agent or Collateral Agent, Borrower shall exercise commercially reasonable efforts to obtain a waiver of any lien claims or rights that any owners or mortgagees of any real estate (or of any possessory interest therein) on which the Collateral, or any part thereof, is now or hereafter may be located, may have with respect to the Collateral, or shall secure an agreement wherein such Persons subordinate their rights, titles, interests and lien claims to Collateral Agent’s Lien in, on and upon the Collateral.

(H)          Promptly upon written request of Agent or Collateral Agent, Borrower shall provide Agent and Collateral Agent with copies of all agreements between Borrower and any warehouse at which any Collateral may, from time to time, be kept and all lease or similar agreements between Borrower and any other Person, whether Borrower is lessor or lessee thereunder.

(I)            If any Account arises out of a contract with the United States of America, or any other Governmental Authority, Borrower shall promptly notify Agent and Collateral Agent thereof in writing and execute any instruments and take any other action required or requested by Agent or Collateral Agent to perfect Collateral Agent’s Lien on and right to collect such Account under the provisions of the Assignment of Claims Act or other applicable Law.

(J)            Borrower shall promptly notify Agent and Collateral Agent in writing of the initiation of any Commercial Tort Claim seeking damages on behalf of Borrower in excess of $500,000.00.  Borrower shall execute and deliver such statements, documents and notices and do and cause to be done all such things as Agent or Collateral Agent may reasonably deem necessary or appropriate to create, perfect and maintain Collateral Agent’s Lien upon any Commercial Tort Claim.

10.6         Collection of Accounts; Segregation of Proceeds, Etc.  Borrower covenants and agrees that, except to the extent that Agent’s or Collateral Agent’s exercise of its rights and remedies hereunder or under any other Loan Document shall prevent Borrower from doing so,

Borrower will, at Borrower’s sole expense, collect from the Account Debtor on each Account all amounts due thereon as and when the same shall become due; and in the event of any default by any Account Debtor justifying such action, Borrower shall have the authority, at Borrower’s sole expense, to repossess any merchandise covered by any such Account in accordance with the terms thereof and any applicable Law and to take such other action with respect to any such Account or the merchandise covered thereby as Borrower, in the absence of instructions from Agent or Collateral Agent, may deem advisable.

10.7         Collection Methods.  Borrower agrees that no court action or other legal proceedings for garnishment, attachment, repossession of property, detinue, or any attempt to repossess any merchandise covered by any Account other than through legal proceedings, shall be done or attempted to be done by Borrower except by or under the direction of competent legal counsel.  Borrower agrees to indemnify and hold Lender Party harmless from any loss or liability of any kind or character which may be asserted or sought to be asserted against Lender Party by virtue of any suit filed, process issued or any repossession or attempted repossession done or attempted by Borrower or at Borrower’s direction or any endeavors that Borrower may make to collect or enforce any Accounts or repossess any goods covered by any Account.

10.8         Verification of Accounts.  Borrower agrees that any of Agent’s or Collateral Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in Agent’s or Collateral Agent’s name or in the name of Borrower, to verify with any Account Debtor the validity or amount of, or any other matter relating to, any Accounts by mail, telephone, telegraph or otherwise.

10.9         Notice Regarding Disputed Accounts.  Borrower covenants and agrees that in the event any Eligible Account is subject to a dispute between any Account Debtor and Borrower where the amount in controversy exceeds $500,000.00, Borrower shall promptly provide Agent and Collateral Agent with written notice thereof, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

10.10       Records, Schedules and Assignments.  Borrower covenants and agrees that Borrower shall keep accurate Records of Borrower’s Accounts and Inventory, and shall promptly deliver to Agent and/or Collateral Agent, within 15 days after demand of Agent and/or Collateral Agent (i) a detailed aged trial balance, in form and substance acceptable to Agent and Collateral Agent, of all then-existing Accounts (“Schedule of Accounts”), (ii) a current schedule of Inventory (“Schedule of Inventory”), (iii) the original or a copy of all Documents evidencing or relating to the Accounts or Inventory so scheduled, (iv) such other information relating to the then-existing Accounts and Inventory as Agent or Collateral Agent shall reasonably request, and (v) formal written assignments or schedules specifically describing the Accounts and Inventory and confirming Collateral Agent’s Lien thereon.

10.11       Visitation.  Borrower agrees to permit representatives of Agent and Collateral Agent from time to time to visit and inspect the Collateral, all Records related thereto, the premises upon which any of the Collateral is located, and any of the other offices and properties of Borrower; to examine the assets, books of account, and Records of Borrower; to discuss the affairs and finances of Borrower with and be advised as to the same by the officers thereof; and

to verify the amount, quantity, value and condition of, or any other matter relating to, the Collateral, all at such reasonable times and intervals as Agent and Collateral Agent may desire.

10.12       Use of Tangible Property.  Borrower covenants and agrees (a) to comply with all applicable Laws governing the use of all Tangible Property (except where a failure to so comply with such Laws would cause a Material Adverse Effect), (b) to maintain all Tangible Property in good condition and repair (normal wear and tear excepted), (c) to comply with the material terms of any lease covering the premises wherein any Tangible Property is located and to comply with all material requirements of any Governmental Authority concerning such premises or the conduct of business therein where a failure to so comply with such lease terms or Laws would cause a Material Adverse Effect; and (d) not to lease any of the Tangible Property to any Person or permit the same to be leased or used for hire otherwise than pursuant to any Permitted Liens.

10.13       Collateral Evidenced by Instruments or Documents.  Borrower covenants and agrees that upon Borrower’s receipt of any Collateral which is evidenced or secured by an agreement, Instrument, Document or Chattel Paper and upon demand of Agent or Collateral Agent, Borrower shall deliver the original thereof (or each executed or original counterpart if more than one) to Collateral Agent, together with appropriate endorsements and/or assignments in form and substance acceptable to Collateral Agent.

10.14       Maintaining Bank Accounts.  Borrower covenants and agrees that until the termination of Collateral Agent’s Lien:

(A)          Except for bank accounts that have average monthly collected balances of less than $100,000.00 (in the aggregate), Borrower shall maintain all of its bank accounts (collectively, the “Bank Accounts”), including any Deposit Accounts and disbursement accounts, only with Wachovia  (the “Approved Bank Accounts”); provided however, during the period of time that a Transition Services Agreement is in effect, Borrowers may maintain and make deposits to and disbursements from the bank accounts established and maintained thereunder.

(B)           Upon the occurrence and during the continuance of a Default and the demand of Collateral Agent, Borrower shall maintain lockboxes and blocked deposit accounts (each a “Lockbox Account”) only with Wachovia and with other banks (each a “Lockbox Bank”) that have entered into letter or other agreements (each a “Lockbox Agreement”) approved by and acceptable to Collateral Agent in its discretion.

(C)           Upon the occurrence and during the continuance of a Default and the demand of Collateral Agent, Borrower shall promptly instruct each Person obligated at any time to make any payment to Borrower for any reason to make such payment to a Lockbox Account, and shall pay to Collateral Agent for deposit in an Approved Bank Account as may be from time to time designated by Collateral Agent, at the end of each Business Day, all proceeds of Collateral and all other cash received by it on such day.

(D)          Borrower shall instruct each Lockbox Bank to transfer to an Approved Bank Account designated by Collateral Agent, at the end of each Business Day, in same day funds, an amount equal to the credit balance of the Lockbox Account in such Lockbox Bank.

(E)           Upon any termination of any Lockbox Agreement or other agreement with respect to the maintenance of a Lockbox Account by Borrower or any Lockbox Bank, Borrower shall immediately notify all Persons that were making payments to such Lockbox Account to make all future payments to another Lockbox Account or to an Approved Bank Account designated by Collateral Agent.  Borrower agrees to terminate any or all Lockbox Account and Lockbox Agreements upon request by Collateral Agent.

10.15       Filing Fees and Taxes.  Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Lender Parties of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any mortgages, financing statements or other instruments filed or recorded in connection herewith or therewith.

10.16       Assigned Agreements.  Except in Borrower’s Ordinary Course of Business, Borrower covenants and agrees that it shall not (a) cancel or terminate any Assigned Agreement or consent to or accept any cancellation or termination thereof; (b) amend or otherwise modify any Assigned Agreement or give any consent, waiver or approval thereunder; (c) waive any default or breach of any Assigned Agreement; or (d) take any other action in connection with any Assigned Agreement, and, notwithstanding the foregoing, in each case where any such action may give rise to a Material Adverse Change, such action shall only be taken with Agent’s prior written consent.

10.17       Air Products APA Documents.  Borrower shall (a) observe and perform in all material respects all the obligations imposed upon Borrower under the Air Products APA Documents; (b) promptly send to Agent copies of each material notice which Borrower shall send or receive under the Air Products APA Documents (including, but not limited to, the “Statement” as defined in Section 2.01(a) of the Air Products APA, any “Notice of Disagreement” as defined in Section 2.01(b) of the Air Products APA, any updates to the Seller Disclosure Letter as provided for in Section 5.02(b)(i) of the Air Products APA, and any notice of termination as provided for in Section 8.01(a)(i) of the Air Products APA); (c) enforce the performance and observance of the material provisions of the Air Products APA Documents; (d) not alter, modify or change the material terms of the Air Products APA Documents, without the prior written consent of Agent in each such case; and (e) not cancel or terminate any material Air Products APA Document except in accordance with its terms.

10.18       Underlying Documentation.  Borrower covenants and agrees that Borrower will, at any time a Default exists and upon the request therefor by Agent or Collateral Agent, promptly deliver possession to Collateral Agent of any or all of the Material Contracts.

10.19       Further Assurances.  Borrower covenants and agrees that, at Borrower’s cost and expense, upon request of Agent or Collateral Agent, Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to Agent and/or Collateral Agent such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Agent, Collateral Agent or its respective counsel to carry out more effectively the provisions and purposes of this Agreement.

10.20       Post-Closing Matters.  Borrower shall satisfy the requirements set forth on Schedule 10.20 on or before the date specified for such requirements or such later date to be determined by the Required Lenders.

ARTICLE XI

11.           DEFAULT

11.1         Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)          Borrower shall fail to pay any installment of principal or interest or fee or any other amount payable under this Agreement or any other Loan Document within three (3) days after the same becomes due.

(B)           Borrower shall fail to timely perform the covenants set forth in Section 10.1(N), Section 10.2(B), Section 10.2(C), 10.2(F), Section 10.2(G), Section 10.2(H), Section 10.3(A), Section 10.3(B), Section 10.3(C), Section 10.3(D), or Section 10.20.

(C)           Borrower shall default in the performance of or compliance with any term contained herein (other than those referred to in Sections 11.1(A) or (B)) or in any other Loan Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) Borrower receiving written notice of such default from any holder of the Notes (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11.1(C)); provided that, with respect to any default in the performance of or compliance with any term contained in Section 10.1(C), such 30 day cure period shall be extended for up to an additional 30 days so long as on or before the 30th day after such default Borrower has provided the holders of the Notes with unaudited financial statements of the type required by Section 10.1(C) and Borrower has commenced and continues to diligently pursue a cure of such default; provided, further, that with respect to any default in the performance of or compliance with any term contained herein (other than those referred to in Sections 11.1 (A) or (B)) or in any other Loan Document resulting from Borrower’s failure to cause any Foreign Subsidiary to comply with any such term, such 30 day cure period shall be extended for up to an additional 30 days so long as such default is capable of being cured and Borrower has commenced and continues to diligently pursue a cure of such default.

(D)          There shall occur any default, Default, event of default, or Event of Default as defined and provided under any other Loan Document or any Prudential Loan Document (after the expiration of any applicable grace and cure period).

(E)           There shall occur any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Borrower Party with any Person and relating to the borrowing of money.

(F)           The validity or enforceability of this Agreement or any other Loan Document shall be contested by any Borrower Party, and/or any Borrower Party shall deny that it has any or further liability or obligation hereunder or thereunder.

(G)           Assignment or attempted assignment by Borrower of this Agreement, any rights hereunder, or any Advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Collateral or any interest therein without the prior written consent of Agent and Collateral Agent, except for transfers permitted hereunder or under any other Loan Document.

(H)          Except as otherwise permitted herein, the transfer of Borrower’s interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by Borrower as debtor in possession under the Bankruptcy Code, or by a trustee for Borrower under the Bankruptcy Code, to any Third Person, whether or not the obligations of Borrower under this Agreement are assumed by such Third Person.

(I)            The institution of a foreclosure or other possessory action against (i) the Mortgaged Property, or (ii) any of the Collateral other than the Mortgaged Property, except where such action would not be reasonably expected to have a Material Adverse Effect.

(J)            The death or dissolution of any Borrower Party, or any Change in Control.

(K)          Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to any Lender Party in connection with this Agreement, or as inducement to any Lender Party to enter into this Agreement, or in any separate statement or document to be delivered hereunder to any Lender Party, shall be materially false, incorrect, or incomplete when made.

(L)           The occurrence of any event, act, condition or occurrence of whatever nature wherein the legality, validity, or enforceability of any provision of any Loan Document is questioned or challenged.

(M)         Any Borrower Party shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(N)          Proceedings in Bankruptcy, or for reorganization of any Borrower Party, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party, or shall be commenced against any Borrower Party and shall not be discharged within sixty (60) days of commencement.

(O)          A receiver or trustee shall be appointed for any Borrower Party or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Borrower Party shall discontinue business or materially change the nature of its business.

(P)           Any Borrower Party shall suffer a final judgment for payment of money in excess of $1,000,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

(Q)          A judgment creditor of any Borrower Party shall obtain possession of any of the Collateral with an aggregate value of more than $1,000,000.00 by any means, including, without limitation, levy, distraint, replevin or self-help.

(R)           (i) Any Member of the Borrower Consolidated Group shall be in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $3,000,000 beyond any period of grace provided with respect thereto, or (ii) any Member of the Borrower Consolidated Group shall be in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $3,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared  (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Member of the Borrower Consolidated Group has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $3,000,000, or (y) one or more Persons have the right to require any Member of the Borrower Consolidated Group so to purchase or repay such Indebtedness.

(S)           There shall occur any Casualty or Condemnation Event that results in the loss of value in the assets the subject of such Casualty or Condemnation Event(s) (i) in an aggregate amount of more than $5,000,000 in any Fiscal Year (after taking into account any insurance or condemnation proceeds paid or payable on account of such Casualty or Condemnation Event(s)); or (ii) in an aggregate amount of more than $10,000,000.00 subsequent to the date of this Agreement (after taking into account any insurance or condemnation proceeds paid or payable on account of such Casualty or Condemnation Event(s)); unless, in each case, within 30 days after the occurrence thereof, Required Lenders have agreed in writing that such Casualty or Condemnation Event does not constitute an Event of Default.

(T)           There shall occur any default, event of default or termination event under any Lender Party Swap Document for which Borrower Party is a defaulting party or an affected party.

Provided that with respect to each of the foregoing, an Event of Default will be deemed to have occurred upon the occurrence of the applicable event without notice being required if Agent or Collateral Agent is prevented from giving notice by Bankruptcy or other applicable Law.

11.2         No Advances After Default.  Upon the occurrence and during the continuance of any Default, and notwithstanding any provision contained herein or in any other Loan Document to the contrary (i) the Swing Line Lender and the Revolving Loan Lenders shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Swing Line Loan Advances or Revolving Loan Advances (other than Advances under Section 3.2(C)); and (ii) the Issuing Lender shall have the right to refuse to issue any Letters of Credit.

11.3         Acceleration.  All Credit Agreement Obligations shall, at the option of Agent (or at the written direction to Agent from the Required Lenders), become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

11.4         General Remedies.  Upon the occurrence of any Event of Default, Lender Parties shall have, in addition to the rights and remedies given them by this Agreement and the other Loan Documents, all those allowed by all applicable Laws, including but without limitation, the Uniform Commercial Code.  Without limiting the generality of the foregoing, Agent may (and, at the written direction of the Required Lenders, shall) immediately, Without Notice, cause Collateral Agent to sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower may have therein.

11.5         Agent’s Additional Rights and Remedies.  Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Lender Parties may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Without Notice, Agent shall have the right to (and, at the written direction of the Required Lenders, shall) take any or all of the following actions at the same or different times:

(A)          To cancel Lender Parties’ obligations arising under this Agreement;

(B)           To institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement;

(C)           To cause Collateral Agent to take immediate possession of the Collateral;

(D)          To cause Collateral Agent to appoint or seek appointment of a receiver, Without Notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Lender Parties by virtue of this Agreement and the other Loan Documents.  All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against Borrower and shall be secured by the Collateral Agent’s Lien;

(E)           To cause Collateral Agent to proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of Borrower contained in the Assigned Agreements as fully as Borrower could itself;

(F)           To cause Collateral Agent to take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as Collateral Agent may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in Collateral Agent’s own name:

(1)           Make any payment or perform any act which Borrower has failed to make or perform, in such manner and to such extent as Collateral Agent may deem necessary to protect the security provided for in this Agreement, or otherwise, including without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of Collateral Agent;

(2)           Lease the Mortgaged Property or any portion thereof in such manner and for such Rents as Collateral Agent shall determine in its discretion; or

(3)           Demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to Collateral Agent and to apply the Rents to the payment of (in such order of priority as Collateral Agent, in its discretion, may determine):

(a)           All expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as Collateral Agent may deem necessary or desirable;

(b)           All taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which Collateral Agent may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

(c)           All or any portion of the Loans; and/or

(d)           All costs and Attorneys’ Fees incurred in connection therewith.

In connection with the foregoing, Borrower hereby authorizes and directs each party to any Assigned Agreement (other than Borrower), upon receipt from Agent or Collateral Agent of written notice to the effect that an Event of Default exists, to perform all of its obligations under the Assigned Agreements as directed by Collateral Agent, and to continue to do as so directed until otherwise notified by Collateral Agent.

(G)           To cause Collateral Agent to notify Account Debtors that Accounts have been assigned to Collateral Agent, demand and receive information from Account Debtors with respect to Accounts, forward invoices to Account Debtors directing them to make payments to Collateral Agent, collect all Accounts in Collateral Agent’s or Borrower’s name and take control of any cash or non-cash proceeds of Collateral;

(H)          To cause Collateral Agent to enforce payment of any Accounts, to prosecute any action or proceeding with respect to Accounts, to extend the time of payment of any and all Accounts, to make allowances and adjustments with respect thereto and to issue credits in the name of Collateral Agent or Borrower;

(I)            To cause Collateral Agent to settle, compromise, extend, renew, release, terminate or discharge, in whole or in part, any Account or deal with the same as Collateral Agent may deem advisable;

(J)            To cause Collateral Agent to require Borrower to open all mail only in the presence of a representative of Collateral Agent, who may take therefrom any remittance on Collateral;

(K)          To cause Collateral Agent to charge, set-off and otherwise apply all or any part of the Secured Obligations against the Deposit Accounts, or any part thereof;

(L)           To cause Collateral Agent to exercise any and all rights and remedies of Borrower under or in connection with any Assigned Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement;

(M)         To cause Collateral Agent to enter upon the premises of Borrower or any other place or places where the Collateral is located and kept, and through self-help and without judicial process, without first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Collateral Agent’s claim, without any pre-seizure hearing as a condition to repossession through court action and without any obligation to pay rent to Borrower, to remove the Collateral therefrom to the premises of Collateral Agent or of any agent of Collateral Agent, for such time as Collateral Agent may desire, in order effectively to collect or liquidate the Collateral;

(N)          To cause Collateral Agent to require Borrower, upon the request of Collateral Agent, to assemble the Inventory, Equipment and any other property included in the Collateral and make it available to Collateral Agent at places which Collateral Agent shall select, whether at Borrower’s premises or elsewhere, and to make available to Collateral Agent all of Borrower’s premises and facilities for the purpose of Collateral Agent’s taking possession of, removing or putting the Inventory and such other goods in salable form;

(O)          To cause Collateral Agent to collect, receive, appropriate, repossess and realize upon the Collateral, or any part thereof, and to sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels, at public or private sale or sales, at any exchange broker’s board or at any of Collateral Agent’s offices or elsewhere, at such prices as Collateral Agent may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Collateral Agent shall have the right upon any such public sale or sales, and to the extent permitted by Law, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which equity of redemption Borrower hereby releases, and Borrower waives all claims, damages and demands against Collateral Agent arising out of the repossession, retention or sale of the Collateral;

(P)           To cause Collateral Agent to use, and to permit any purchaser of any of the Collateral from Collateral Agent to use without charge, Borrower’s labels, General Intangibles, and advertising matter or any property of a similar nature, as it pertains to, or is included in, any of the Collateral, in advertising for sale, preparing for sale and selling any Collateral, and finishing the manufacture, processing, fabrication, packaging and delivery of the Inventory, and Borrower’s rights under all licenses and all franchise agreements shall inure to Collateral Agent’s benefit;

(Q)          To cause Collateral Agent to send any written notice to Borrower required by Law or this Agreement in the manner set forth in this Agreement; and any notice sent by Collateral Agent in such manner at least ten (10) Business Days (counting the date of sending) prior to the date of a proposed disposition of the Collateral shall be deemed to be reasonable notice (provided, however, that nothing contained herein shall be deemed to require ten (10) Business Days’ notice if, under the applicable circumstances, a shorter period of time would be allowed under applicable Law); and

(R)           To exercise, and to cause Collateral Agent to exercise, in addition to all other rights which it has under this Agreement or other applicable Law, all of the rights and remedies of a secured party upon default under the Uniform Commercial Code or other applicable Law.

11.6         Right of Set-Off.  Upon the occurrence of and during the continuance of any Default, Lender Party may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by Lender Party to, or for the credit or the account of, Borrower against any or all of the Credit Agreement Obligations now or hereafter existing whether or not such Credit Agreement Obligations have matured and irrespective of whether Lender Party has exercised any other rights that it has or may have with respect to such Credit Agreement Obligations, including without limitation any acceleration rights.  The aforesaid right of set-off may be exercised by Lender Party against Borrower or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender Party prior to the making, filing or issuance, or service upon Lender Party of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Lender Party agrees to promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Lender Party under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Lender Party may have.

11.7         No Limitation on Rights and Remedies.  The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Lender Party has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Lender Party’s exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Lender Party shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Lender Party to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Lender Party shall obtain such knowledge and after the expiration of such reasonable time, Lender Party shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

11.8         Repossession of the Collateral; Care and Custody of the Collateral, Etc.  Borrower agrees to give Collateral Agent notice in the manner set forth in this Agreement within 24 hours of the time of repossession of the Collateral, or any part thereof, by Collateral Agent as to any other property of Borrower alleged to have been left on, upon or in the repossessed Collateral at the time of repossession; and such notice shall be an express condition precedent to any action or suit for loss or damages in connection therewith.  Borrower further agrees that Collateral Agent may hold any such property of Borrower without liability for a reasonable time after any such notice is received, and that Collateral Agent will have a reasonable time to notify Borrower as to where Borrower can collect such property.  Borrower agrees that if Collateral Agent shall repossess the Collateral, or any part thereof, at a time when no Event of Default shall have occurred hereunder, and the repossessed Collateral is thereafter returned to Borrower, the damages therefor, if any, shall not exceed the fair rental value of the repossessed Collateral for the time it was in Collateral Agent’s possession.  Borrower hereby expressly and irrevocably consents to, and to the extent that Borrower may lawfully do so, invites Collateral Agent and its agents to come upon any premises on which the Collateral, or any part thereof, is now or hereafter located for any and all purposes related to the Collateral including without limitation repossession of the Collateral, or any part thereof.  To the extent that Borrower may lawfully do so, Borrower further covenants and warrants that (a) any entry by Collateral Agent and its agents upon such premises for the purpose of repossessing the Collateral, or any part thereof, shall not be trespass upon such premises, and (b) any such repossession shall not constitute conversion of the Collateral, or any part thereof, and Borrower further agrees to indemnify and hold Collateral Agent harmless against, and hereby releases Collateral Agent from any actions, costs, obligations or expenses arising directly, indirectly or remotely from any attempt to enter such premises and repossess the Collateral, or any part thereof.  Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if it takes such reasonable actions for that purpose as Borrower shall request in writing, but Collateral Agent shall have sole power to determine whether such actions are reasonable.  Any omission to do any act not requested by Borrower shall not be deemed a failure to exercise reasonable care.  Borrower shall at all times be responsible for the preservation of the Collateral and shall be liable for any failure to realize upon, or to exercise any right or power with respect to, the Collateral, or for any delay in so doing, whether or not the Collateral is in Borrower’s possession.

11.9         Application of Proceeds.  Except as otherwise expressly required to the contrary by applicable Law, any Loan Document or the Intercreditor Agreement, the proceeds and avails of any sale of the Collateral or the exercise of any of the rights and remedies of Lender Parties under this Agreement shall be applied by Agent (i) first, to the payment of all charges, expenses, costs and Attorneys’ Fees owing to Agent or Collateral Agent hereunder or under any other Loan Document; (ii) second, to the payment of all charges, expenses, costs and Attorneys’ Fees owing to Lender Parties (other than Agent or Collateral Agent) hereunder or under any other Loan Document; and (iii) third, to the pro rata payment of the other Credit Agreement Obligations

(based on the total amount of the Credit Agreement Obligations owing to Lender Parties), and Borrower shall remain liable to Lender Parties for any deficiency.

11.10       Attorney-in-Fact.  Borrower hereby constitutes and appoints each of Agent and Collateral Agent, or any other Person whom Agent or Collateral Agent may designate upon notice to Borrower, as Borrower’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable until Collateral Agent’s Lien shall have been terminated in writing as set forth in this Agreement), at Borrower’s sole cost and expense, to exercise any one or more of the following rights and powers at any time after the occurrence and during the continuance of an Event of Default (and all acts of such attorney-in-fact taken pursuant to this Section are hereby ratified and approved by Borrower, and said attorney shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law):

(A)          To take or to bring, in the name of Agent or Collateral Agent or in the name of Borrower, all steps, action, suits or proceeding deemed by Agent or Collateral Agent necessary or desirable to effect collection of the Accounts;

(B)           To settle, adjust, compromise, extend, renew, discharge, terminate or release the Accounts in whole or in part;

(C)           To settle, adjust or compromise any legal proceedings brought to collect the Accounts;

(D)          To notify Account Debtors to make payments on the Accounts directly to Collateral Agent or to a Lockbox designated by Agent or Collateral Agent;

(E)           To transmit to Account Debtors notice of Collateral Agent’s interest in the Accounts and to demand and receive from such Account Debtors at any time, in the name of Agent, Collateral Agent or Borrower, information concerning the Accounts and the amounts owing thereon;

(F)           To use Borrower’s stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors;

(G)           To sell or assign any of the Collateral upon such terms, for such amounts and at such time or times as Collateral Agent deems advisable, and to execute any bills of sale or assignments in the name of Borrower in relation thereto;

(H)          To take control, in any manner, of any item of payment on, or proceeds of, Collateral;

(I)            To prepare, file and sign Borrower’s name on any proof of claim in Bankruptcy or similar document against any Account Debtor;

(J)            To prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral;

(K)          To sign or endorse the name of Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, warehouse receipt or similar document or agreement relating to the Collateral;

(L)           To use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access;

(M)         To enter into contracts or agreements for the processing, fabrication, packaging and delivery of the Collateral as said attorney-in-fact, Agent or Collateral Agent may from time to time deem appropriate and charge Borrower’s account for any costs thereby incurred;

(N)          To receive, take, endorse, assign and deliver in Agent, Collateral Agent’s or Borrower’s name any and all checks, notes, drafts and other instruments;

(O)          To receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for the delivery thereof to such address as Agent or Collateral Agent may designate; and

(P)           To do all acts and things necessary, in Agent’s and Collateral Agent’s discretion, to fulfill Borrower’s obligations under this Agreement and to otherwise carry out the purposes of this Agreement.

11.11       Default Costs.  Borrower hereby agrees to pay to each Lender Party upon demand all Default Costs incurred by such Lender Party, which agreement shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

ARTICLE XII

12.           THE AGENT.

12.1         Authorization and Action.

(A)          Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters provided for in the Loan Documents as being subject to the consent, direction or approval of Agent, such matters shall be subject to the sole discretion of Agent, its directors, officers, agents and employees, without the approval of any Lender.  Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes.  Agent shall be entitled to request instructions from the Required Lenders in exercising any discretion or taking any action and shall be fully protected in so acting or refraining from acting upon the instructions of the Required Lenders, and such instructions shall be binding upon all

Lender Parties and all holders of Notes.  In no event shall Agent be required to take any action that Agent believes to be contrary to this Agreement or applicable Law.

(B)           Notwithstanding the preceding, each of the following shall require the approval or consent of the Required Lenders:

(1)           The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the Collateral;

(2)           Appointment of a successor Agent;

(3)           Approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any provision of this Agreement or any of the other Loan Documents; and

(4)           Any waiver of any Default or Event of Default.

(C)           Notwithstanding the preceding, each of the following shall require the approval or consent of all the Lenders:

(1)           Any extension of the Revolving Loan Maturity Date, the Swing Line Loan Maturity Date, or the Term Loan Maturity Date, any forgiveness of all or any portion of the principal amount of any Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the ABR Margin, the LIBOR Margin, the amount of the Unused Fee, or the rate at which interest, the Letter of Credit Facility Fee or the Unused Fee are calculated, or forgive any Letter of Credit Facility Fee or Unused Fee, or extend the time of payment of or of any grace or cure period with respect to the payment of any principal, interest, Letter of Credit Facility Fee or Unused Fee;

(2)           Any modification of the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waiver or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(3)           Any increase of the amount of any Loan or any Commitment;

(4)           Any release of Collateral Agent’s Lien on all or any material portion of the Collateral, except as otherwise expressly permitted under the terms of the Loan Documents;

(5)           Any release of any Borrower Party;

(6)           Any modification of the Intercreditor Agreement which would have the effect of materially reducing payments paid or payable to the Lender Parties as set forth in Section 4.3 of the Intercreditor Agreement; and

(7)           Any amendment of the provisions of this Article 12.

(D)          Notwithstanding the preceding, no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Ling Lender under this Agreement.

12.2         Agent’s Notices, Etc.  In the event that Agent has knowledge of a Default or Event of Default or receives a notice thereof from a Lender or Borrower Party, Agent shall give prompt notice thereof to Lenders (provided that Agent shall be deemed to have knowledge only if the officers of Agent primarily responsible for administration of the Loans have actual knowledge of such Default or Event of Default, and in no event shall any knowledge of a Default or Event of Default be imputed to Agent).  Agent may, in its discretion, or shall upon direction of the Required Lenders, give any notice pursuant to this Agreement that is necessary for commencement of any cure period.  Agent shall take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.  Lenders agree that any actions taken by Agent pursuant to this paragraph shall be deemed a reasonable course of conduct, and Lenders hereby, approve, ratify and affirm such actions.

12.3         Agent’s Reliance, Etc.  Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken under or in connection with the Loan Documents.  Without limitation of the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee; (b) may consult with legal counsel (including counsel for any Lender Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Lender Party or to inspect the property (including the books and records) of any Lender Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper Person.

12.4         No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants, transferees or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s, Transferee’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the Loans hereunder:  (1) any identity verification procedures, (2) any recordkeeping, (3) any comparisons with government lists, (4) any customer notices, or (5) any other procedures required under the applicable laws.

12.5         Wachovia and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, Wachovia shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” shall, unless otherwise expressly indicated, include Wachovia in its capacity as a lender under this Agreement.  Wachovia and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Borrower and any other Lender, any of their respective Subsidiaries and any Person who may do business with or own securities of any such Person, all as if Wachovia were not Agent and without any duty to account therefor to any Person.

12.6         Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements of Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

12.7         Indemnification.

(A)          Each Lender severally agrees to indemnify Agent (to the extent not promptly reimbursed by Borrower) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, Attorneys’ Fees and expenses) payable by Borrower under this Agreement, to the extent that Agent is not promptly reimbursed for such costs and expenses by Borrower.  The failure of any Lender to reimburse Agent promptly upon demand for its Pro Rata Share of any amount required to be paid by Lender to Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse Agent for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse Agent for such other Lender’s Pro Rata Share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(B)           Each Lender severally agrees to indemnify Issuing Lender (to the extent not promptly reimbursed by Borrower) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Issuing Lender in any way relating to or arising out of the Loan Documents or any action taken or omitted by Issuing Lender under the Loan Documents.  Without limitation of the foregoing, each Lender agrees to reimburse Issuing Lender promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, Attorneys’ Fees and expenses) payable by Borrower under this Agreement, to the extent that Issuing Lender is not promptly reimbursed for such costs and expenses by Borrower.  The failure of any Lender to reimburse Issuing Lender promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lender Parties to Issuing Lender as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse Issuing Lender for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse Issuing Lender for such other Lender’s Pro Rata Share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

12.8         Successor Agent.  Agent may resign at any time by giving written notice thereof to Lender Parties and Borrower, and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000.00.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

12.9         No Third Party Beneficiary.  The provisions of this Article 12 are solely for the benefit of Lender Parties, and no Person other than Lender Parties is intended to be a beneficiary of the rights and obligations of Lender Parties under this Article 12, and Lender Parties shall have the right to amend or modify this Article 12 or waive any requirement under this Article 12, without the consent or approval of any other Person (except Lender Parties shall notify Borrower as to any such amendment or modification).

ARTICLE XIII

13.           MISCELLANEOUS

13.1         Termination of Collateral Agent’s Lien.  This Agreement and the Collateral Agent’s Lien will not be terminated until one of Collateral Agent’s officers signs a written termination or satisfaction agreement to such effect.  Even if all of the Secured Obligations owing to Lender Parties at any time should be paid, Collateral Agent’s Lien will continue to secure any Secured Obligations of any Borrower Party thereafter arising until the written termination or satisfaction agreement referred to above has been executed by Collateral Agent (provided that Collateral Agent agrees to promptly provide a written termination or satisfaction agreement upon request of Borrower, provided that all the Secured Obligations have been fully paid and performed and Lender Parties have no obligation to make any further Advances, and there is not existing any Default).  Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Secured Obligations of any Borrower Party or the powers, rights, and remedies of Lender Party under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination.  Except as may otherwise expressly be provided herein to the contrary, in no event shall Collateral Agent be obligated to terminate Collateral Agent’s Lien or return or release the Collateral or any portion thereof to Borrower (a) until payment in full of the Secured Obligations (including termination of all transactions outstanding under any Lender Party Swap Documents and payment in full of all amounts payable thereunder), or (b) if Lender Party is obligated to extend credit to or for the benefit of Borrower under this Agreement (including any obligation that might arise on account of any Letter of Credit).

13.2         Construction.  The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by any Borrower Party to or for the benefit of any Lender Party, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of any Borrower Party to any Lender Party and any Liens heretofore granted to or for the benefit of any Lender Party shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of any Borrower Party contained herein and therein.  Nothing herein contained shall prevent any Lender Party from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms.  In the event of a conflict between any of the provisions of this Agreement, the Notes, any one or more of the Security Documents or any other Loan Document, the provisions most favorable to Lender Parties shall control.

13.3         Indemnity.  Borrower hereby agrees to indemnify Lender Parties and their respective officers, directors, agents, and attorneys against, and to hold Lender Parties and all such other Persons harmless from all Indemnified Losses resulting from any representation or warranty made by any Borrower Party or on any Borrower Party’s behalf pursuant to this Agreement having been false when made, or resulting from Borrower’s breach of any of the covenants set forth in this Agreement, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Lender Parties may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents.  This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

13.4         Lender Party’s Consent.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent, or the exercise of Lender Party’s judgment or discretion is required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole discretion of Lender Party; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Lender Party.

13.5         Enforcement and Waiver by Lender Party.  Lender Party shall have the right at all times to enforce the provisions of this Agreement, the Notes, and each of other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Lender Party in refraining from so doing at any time or times.  The failure of Lender Party at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.  All rights and remedies of Lender Party are cumulative and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

13.6         No Representation, Assumption, or Duty.  Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by any Lender Party.  Any inspection or audit of the Collateral or the Records of Borrower, or the procuring of documents and financial and other information, by or on behalf of any Lender Party shall be for Lender Parties’ protection only, and shall not constitute any assumption of responsibility by any Lender Party with respect thereto or relieve Borrower of any of Borrower’s obligations.

13.7         Expenses of Lender Parties.  Borrower will, on demand, reimburse Lender Parties for all expenses incurred by Lender Parties in connection with the closing of the Loans and the preparation, negotiation, amendment, modification, interpretation, administration or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from any Borrower Party or any other Person to Lender Parties under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the amount of the Credit Agreement Obligations.

13.8         Attorneys’ Fees.  If at any time or times hereafter Lender Party, employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any

Borrower Party and delivered to Lender Party with respect to the Credit Agreement Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any pending, threatened or anticipated suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by Borrower Party and delivered to Lender Party with respect to the Credit Agreement Obligations, or to represent Lender Party in any litigation with respect to the affairs of Borrower Party, or to enforce any rights of Lender Party or obligations of Borrower Party or any other Person which may be obligated to Lender Party by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Lender Party by or for the benefit of Borrower Party with respect to the Credit Agreement Obligations, or to collect from Borrower Party any amounts owing hereunder, then in any such event, all of the Attorneys’ Fees incurred by Lender Party arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Credit Agreement Obligations.

13.9         Exclusiveness.  This Agreement, the Notes, the Security Documents, and any other Loan Documents made pursuant hereto are made for the sole protection of Borrower Parties, Lender Parties, and Lender Parties’ successors and assigns, and no other Person shall have any right of action hereunder.

13.10       WAIVER OF PUNITIVE DAMAGES.  BORROWER AGREES THAT WITH RESPECT TO ANY CLAIM OF BORROWER ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN NO EVENT SHALL BORROWER HAVE A REMEDY OF, OR SHALL ANY LENDER PARTY BE LIABLE FOR, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, AND BORROWER WAIVES ANY RIGHT OR CLAIM TO SUCH DAMAGES BORROWER MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH THE LOANS OR THE LOAN DOCUMENTS, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIAL PROCESS OR OTHERWISE.

13.11       Waiver and Release by Borrower.  Borrower (A) waives protest of all commercial paper at any time held by Lender Party on which Borrower is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Lender Party of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Lender Party; and (D) releases Lender Parties and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them in connection with the Credit Agreement Obligations, the Loan Documents or the Lender Party Swap Documents.

13.12       Limitation on Waiver of Notice, Etc.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

13.13       Additional Costs.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Lender Party, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender Party with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Lender Party of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Lender Party), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender Party, or (iii) impose any other condition with respect to this Agreement, the Notes or the Loans, or (iv) affect the amount of capital required or expected to be maintained by Lender Party, and the result of any of the foregoing is to increase the cost to Lender Party of making, funding or maintaining the Loans or to reduce the amount of any amount receivable by Lender Party thereon, then Borrower shall pay to Lender Party from time to time, upon request by Lender Party, additional amounts sufficient to compensate Lender Party for such increased cost or reduced amount receivable to the extent Lender Party is not compensated therefor in the computation of the interest rate applicable to the Loans.  A statement as to the amount of such increased cost or reduced amount receivable, prepared in good faith and in reasonable detail by Lender Party and submitted by Lender Party to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

13.14       Illegality and Impossibility.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Lender Party, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender Party with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Lender Party to maintain any Loan under this Agreement, Borrower shall upon receipt of reasonable notice thereof from Lender Party repay in full the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Lender Party, (a) on the last day of the then current interest period applicable to such Loan if Lender Party may lawfully continue to maintain such Loan to such day, or (b) immediately if Lender Party may not continue to maintain such Loan to such day.

13.15       Assignments and Participations.

(A)          Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under this Agreement and the other Loan Documents; (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000.00; (iii) each such assignment shall be to an Eligible Assignee; (iv) the parties to each such assignment shall execute and deliver to Agent, for its acceptance, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing fee of $5,000.00; and (v) until the occurrence of a Default, Borrowers shall approve the Eligible Assignee (such approval not to be unreasonably withheld or delayed).

(B)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(C)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Lender Party or the performance or observance by any Lender Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(D)          Agent shall maintain at its principal office a copy of each Assignment and Acceptance delivered to and accepted by it and a record of the names and addresses of the Lender Parties and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lender Parties may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

(E)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form as required by this Agreement, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower and each Lender.  In the case of any assignment by Lender, within five Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note or Notes so surrendered.

(F)           Each Lender may sell participations to one or more Persons (other than any Lender Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement; (iv) Borrower, Agent and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Lender Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral; and (vi) until the occurrence of a Default, Borrowers shall approve the participant (such approval not to be unreasonably withheld or delayed).

(G)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of any Borrower Party; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information received by it from such Lender.

13.16       Binding Effect, Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto.

Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Lender Parties.

13.17       Entire Agreement, Amendments.  This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

13.18       Severability.  If any provision of this Agreement, the Notes, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

13.19       Headings.  The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

13.20       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

13.21       Seal.  This Agreement is intended to take effect as an instrument under seal.

ARTICLE XIV

14.           SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES

14.1         Notices.  Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier (such as Federal Express), as follows, unless such address is changed by written notice hereunder:

(A)          If to Borrowers:

KMG Chemicals, Inc.

10611 Harwin Drive, Suite 402

Houston, Texas  77036-1534

Attention:  Mr. John V. Sobchak

KMG-Bernuth, Inc.

10611 Harwin Drive, Suite 402

Houston, Texas  77036-1534

Attention:  Mr. John V. Sobchak

KMG Electronic Chemicals, Inc.

10611 Harwin Drive, Suite 402

Houston, Texas  77036-1534

Attention:  Mr. John V. Sobchak

with a copy to:

Joseph Vilardo, Esq.

Haynes and Boone, LLP

One Houston Center

1221 McKinney, Suite 2100

Houston, Texas  77010

(B)           If to Wachovia (whether as a Lender, Agent or Collateral Agent):

Wachovia Bank, National Association

P.O. Box 2554

Birmingham, Alabama  35290

Mail Code:  AL0028

with a copy to:

Ray D. Gibbons, Esq.

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, Alabama  35203

(C)           If to Lenders (other than Wachovia):

Bank of America, N.A.

700 Louisiana, 7th Floor

Houston, Texas  77002

Attention: Adam Rose

The Prudential Insurance Company of America

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, Texas  75201

Attention:  Brian N. Thomas

Pruco Life Insurance Company

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, Texas  75201

Attention:  Brian N. Thomas

and with a copy to Agent:

Wachovia Bank, National Association

P.O. Box 2554

Birmingham, Alabama  35290

Mail Code:  AL0028

with a copy to:

Ray D. Gibbons, Esq.

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, Alabama  35203

14.2         Governing Law.  This Agreement is entered into and performable in Jefferson County, Alabama, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Alabama shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that the Uniform Commercial Code or other applicable Law requires that the perfection, the effect of perfection or non-perfection, the priority of Collateral Agent’s Lien, or the enforcement of certain of Collateral Agent’s remedies with respect to the Collateral, be governed by the Laws of another Jurisdiction.

14.3         SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.

(A)          BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(1)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ALABAMA, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ALABAMA, AND APPELLATE COURTS FROM ANY THEREOF;

(2)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THIS AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(4)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(B)           EACH OF BORROWER AND LENDER PARTY HEREBY:

(1)           IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(2)           AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN OR AMONG THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

[SIGNATURE PAGES TO FOLLOW]

SIGNATURE PAGES - BORROWERS

KMG CHEMICALS, INC.

By:
Its:

KMG-BERNUTH, INC.

By:
Its:

KMG ELECTRONIC CHEMICALS, INC.

By:
Its:

SIGNATURE PAGE - WACHOVIA

WACHOVIA BANK, NATIONAL
ASSOCIATION,
as Agent, Collateral Agent,
Lender and Issuing Lender

By:
Its:

Instructions for Wire Transfers to Agent:

Wachovia Bank, National Association

Charlotte, NC

ABA Number:  053 000 219

Account Number:  01459670001944

Account Name:  Agency Svcs Synd Clearing

Payment Details:  KMG Chemicals

SIGNATURE PAGE – BANK OF AMERICA

BANK OF AMERICA, N.A., as a Lender

By:
Its:

SIGNATURE PAGE – THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA, as a Lender

By:
Its:

SIGNATURE PAGE – PRUCO LIFE INSURANCE COMPANY

PRUCO LIFE INSURANCE COMPANY,
as a Lender

By:
Its: